Filed Pursuant to Rule 424(b)3
                                                        Registrant No. 333-75512
PROSPECTUS

                                      RELM
                              WIRELESS CORPORATION

                               2,982,859 SHARES OF

                             COMMON STOCK UNDERLYING

                         COMMON STOCK PURCHASE WARRANTS
--------------------------------------------------------------------------------

         o This prospectus relates to the initial issuance and sale of up to 2,982,859 shares of our common stock upon the exercise of the warrants that we issued in connection with our public rights offering completed on March 22, 2002 (including the warrants issued upon exercise of our standby underwriter's overallotment option effective on May 17, 2002). We issued an aggregate of 3,468,750 warrants in connection with our public rights offering (including 277,500 warrants underlying an option granted to the standby underwriter for its own account). As of March 19, 2004, 467,448 shares of our common stock had been issued as a result of the exercise of the warrants generating approximately $466,279 in net proceeds. As of the date of this prospectus, there are 2,982,859 warrants outstanding (of which 169,057 warrants are held by the standby underwriter for its own account). Each warrant entitles the holder to purchase one share of our common stock at a price of $1.05 per share, subject to adjustments, commencing on February 12, 2003 through February 11, 2006. Warrants not exercised by February 11, 2006 will automatically expire.

         o Subject to the provisions of the warrant agreement, the warrants may be redeemed at our option on not less than 30 days' prior written notice for a redemption price of $0.10 per warrant if for any twenty (20) consecutive days during such period the last reported sales price of our common stock for each trading day during such period is at least 150% of the exercise price of the unit warrants ($1.575). The price of our common stock currently meets this criteria and we can redeem the warrants if we elect to do so. In the event we exercise our right to redeem the warrants, the unit warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such date, it will cease to be exercisable and the registered holder will be entitled only to the redemption price of $0.10.

         o Our common stock and the warrants are currently quoted on the over-the-counter ("OTC") Bulletin Board under the symbols "RELM" and "RELMW," respectively. On April 8, 2004, the last reported sales prices for our common stock and warrants on the OTC Bulletin Board were $2.60 per share and $1.60 per warrant, respectively.

         o SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE EXERCISING THE WARRANTS AND PURCHASING THE UNDERLYING SHARES OF OUR COMMON STOCK.

                             ----------------------

                                                  PER SHARE           TOTAL
                                                  ---------           -----
Public Offering Price of Shares
Underlying Warrants....................             $1.05         $  2,954,492
Underwriting Commission(1).............             $0.052        $    146,318
Proceeds to Relm Wireless Corporation
(before expenses)......................             $0.998        $  2,808,174

                             ----------------------

------------
(1) Consists of maximum amount which Noble International Investments, Inc., the standby underwriter of our public rights offering, could be paid in the form of a fee equal to five percent (5%) of the exercise price of the warrants for its solicitation of the exercise of the warrants, excluding the warrants held by them to purchase 169,057 shares of our common stock for which warrants upon exercise we would receive an additional $177,510. See "Plan of Distribution - Warrant Solicitation Fees."

         Although the shares of our common stock underlying the warrants will not knowingly be sold to purchasers in states or jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy our common stock or warrants in the aftermarket or may move to states or jurisdictions in which our common stock or warrants are not so registered or qualified. In such event, we may be unable to issue our common stock to those persons desiring to exercise their warrants unless and until the common stock or warrants are registered or qualified for sale in the state or jurisdiction in which such purchasers reside, or an exemption to such registration or qualification exists in such state or jurisdiction. If we are unable to register or qualify the common stock and warrants in a particular state or jurisdiction and no exemption to such registration or qualification is available in such state or jurisdiction, a holder may have difficulty selling, exchanging or exercising such warrants in order to realize any economic benefit from the purchase of our common stock without conducting such sale in a state or jurisdiction in which our securities are registered or qualified.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS APRIL 21, 2004.

                                TABLE OF CONTENTS

                                                                                                               PAGE


Disclosure Regarding Forward-Looking Statements...................................................................1

Prospectus Summary................................................................................................2

Risk Factors......................................................................................................8

Use of Proceeds..................................................................................................13

Price Range Of Common Stock and Warrants.........................................................................13

Dividend Policy..................................................................................................14

Capitalization...................................................................................................14

Selected Historical Consolidated Financial and Operating Data....................................................15

Selected Quarterly Financial Data................................................................................16

Management's Discussion and Analysis of Financial Condition and Results of Operations............................18

Business.........................................................................................................29

Management.......................................................................................................37

Principal Shareholders...........................................................................................45

Certain Transactions.............................................................................................47

Description of the Unit Warrants.................................................................................47

Description of Capital Stock.....................................................................................51

Certain U.S. Federal Tax Considerations..........................................................................55

Plan of Distribution.............................................................................................60

Where You Can Find More Information..............................................................................61

Legal Matters....................................................................................................61

Experts..........................................................................................................61

Index to Consolidated Financial Statements......................................................................F-1

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We believe that it is important to communicate our future expectations to our security holders and to the public. This prospectus, therefore, contains statements about future events and expectations which are "forward-looking statements" within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including the statements about our plans, objectives, expectations and prospects under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can expect to identify these statements by forward-looking words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek" and other similar expressions. Any statement contained in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved.

         Important factors that might cause our actual results to differ materially from the results contemplated by the forward-looking statements are contained in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus as well as elsewhere in this prospectus, and include, among others, the following:

o        Substantial losses incurred by the Company prior to 2003;

o        changes in customer preferences;

o        our inventory and debt levels;

o quality of management, business abilities and judgment of our personnel;

o        the availability, terms and deployment of capital;

o        competition in the land mobile radio industry;

o        limitations in available radio spectrum for use of land mobile radios;

o        changes or advances in technology; and

o        general economic and business conditions.

         We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise, after the date of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to exercise the warrants and invest in our common stock. As used in this prospectus, the terms "Company," "we," "us," "our," or "Relm Wireless" mean collectively Realm Wireless Corporation and all of its consolidated subsidiaries.

                             SUMMARY OF THE OFFERING


Common stock offered.................................        2,982,859 shares of our common stock upon the exercise
                                                             of the warrants that we issued in connection with our
                                                             public rights offering completed on March 22, 2002
                                                             (including the warrants issued upon exercise of our
                                                             standby underwriter's overallotment option effective on
                                                             May 17, 2002).  We issued an aggregate of 3,468,750
                                                             warrants in connection with our public rights offering
                                                             (including 277,500 warrants underlying an option
                                                             granted to the standby underwriter for its own
                                                             account).  As of March 19, 2004, 467,448 shares of our
                                                             common stock had been issued as a result of the
                                                             exercise of the warrants generating approximately
                                                             $466,279 in net proceeds.  As of the date of this
                                                             prospectus, there are 2,982,859 warrants outstanding
                                                             (of which 169,057 warrants are held by the standby
                                                             underwriter for its own account).  Because the warrants
                                                             were issued together with common stock as part of
                                                             detachable units in our public rights offering, we
                                                             refer to the warrants in this prospectus as the "unit
                                                             warrants."  Each unit warrant entitles the holder to
                                                             purchase one share of our common stock at an exercise
                                                             price of $1.05 per share (as adjusted from $1.08 per
                                                             share to give effect to our August 2003 private sale of
                                                             500,000 shares of our common stock at $0.60 per share),
                                                             and is exercisable at any time on or after February 12,
                                                             2003 until February 11, 2006.

                                                             Subject to the provisions of the warrant agreement, the
                                                             warrants may be redeemed at our option on not less than
                                                             30 days' prior written notice for a redemption price of
                                                             $0.10 per warrant if for any twenty (20) consecutive
                                                             days during such period the last reported sales price of
                                                             our common stock for each trading day during such period
                                                             is at least 150% of the exercise price of the unit
                                                             warrants ($1.575). The price of our common stock
                                                             currently meets this criteria and we can redeem the
                                                             warrants if we elect to do so. In the event we exercise
                                                             our right to redeem the warrants, the unit warrants will
                                                             be exercisable until the close of business on the day
                                                             immediately preceding the date fixed for redemption in
                                                             such notice. If any warrant called for redemption is not
                                                             exercised by such date, it will cease to be exercisable
                                                             and the registered holder will be entitled only to the
                                                             redemption price of $0.10.

Common stock outstanding prior to this offering......        9,840,639 shares (1)


Common stock outstanding immediately following this          12,823,498 shares(1)
   offering..........................................

                                                             Assuming that all of the unit warrants are exercised,
Use of proceeds......................................        we expect to receive net proceeds of approximately
                                                             $2,733,174 from the sale of the underlying shares of
                                                             our common stock offered hereby, after deduction of a
                                                             five percent (5%) fee which we may have to pay to Noble
                                                             International Investments, Inc., the standby
                                                             underwriter in the public rights offering, for
                                                             solicitation of the exercise of the unit warrants, and
                                                             the expenses of this offering, of approximately
                                                             $75,000.  In addition, we may receive up to $177,510 of
                                                             proceeds for the exercise of the unit warrants held by
                                                             the standby underwriter.  We intend to use the net
                                                             proceeds from this offering for working capital
                                                             purposes, which will include the further expansion of
                                                             our digital LMR product line.

OTC Bulletin Board symbols:


Common stock.........................................        RELM

Warrants.............................................        RELMW

(1) Unless we state otherwise, the information in this prospectus concerning the number of shares of our common stock outstanding, currently and after this offering, is based on the number of shares of common stock outstanding as of April 6, 2004 and does not include 3,907,290 shares of our common stock related to stock options and other warrants and convertible debt.

                                   WHO WE ARE

OVERVIEW

         RELM Wireless Corporation, in business for over 56 years, designs, manufactures and markets wireless communications products, principally two-way land mobile radios (LMR) and related products. Our products are marketed using three distinct brand names, BK Radio, RELM, and Uniden. These products are sold in two primary markets:

         1. The government and public safety market, which includes fire, rescue, law enforcement, and emergency medical personnel, as well as the military and various agencies of federal, state, and local governments; and

         2. The business and industrial market, which consists of enterprises requiring fast, inexpensive communication among a discrete group of users. Examples include hotels, construction companies, schools, airports, and taxies.

         Generally, BK Radio-branded products serve the government and public safety market. The business and industrial market is served by RELM and Uniden-branded products.

EVENTS OF 2003

DIGITAL PRODUCTS

         In March 2003, our new VHF digital portable radio, the DPH, was approved by the Federal Communications Commission (FCC) for use in the United States. Shortly thereafter, the DPH was added to contracts with the U. S. General Services Administration (GSA) and the U. S. Department of Interior
(DOI). The BK Radio-branded DPH is compliant with the Project 25 standard established by the Association of Public Safety Communication Officials (APCO). Project 25 is being increasingly adopted by government and public safety, LMR users nationwide. The DPH is the first in a broad family of digital products that we plan to introduce over the next two years into both of our primary markets.

U. S. DEPARTMENT OF INTERIOR (DOI) CONTRACT

         In July 2003, we were awarded contract participation to supply to the DOI with digital LMR equipment that is compliant with APCO's Project 25 specifications.

         The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period subject to the $1 billion cap.

REVOLVING CREDIT FACILITY

         On August 29, 2003, we entered into an agreement with a new lender. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrent with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share, which was the closing market price on the date the transaction was approved. The proceeds of the transaction were used to pay off our previous revolving credit facility and provide working capital to be used in executing our business plans, including the expansion of our digital product line. In February 2004, our lender increased the credit facility by $1 million to $3.5 million, of which $1,272,000 was outstanding as of December 31, 2003, and the maturity date was extended to January 1, 2005.

NASDAQ SMALL-CAP MARKET

         On April 29, 2003, the Company was notified by Nasdaq Listing Qualifications that it had not regained compliance with the minimum $1.00 closing bid price per share requirement as set forth in marketplace rule 4310(c)(4). The Company was not eligible for an additional 90 calendar day compliance period because it did not meet the initial inclusion requirements of the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Accordingly, the Company's common stock and unit warrants were delisted from the Nasdaq SmallCap Market at the opening of business on May 8, 2003. The Company's common stock and unit warrants became immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on May 8, 2003. The OTC Bulletin Board symbol for the Company's common stock and unit warrants are "RELM" and "RELMW," respectively.

         Our principal executive offices are located at 7100 Technology Drive, West Melbourne, Florida 32904 and the telephone number is (321) 984-1414. More information about our products and us is also available through the Internet at "www.Relm.com." The information provided on our website is not incorporated into this prospectus.

         Relm Wireless Corporation is the surviving corporation in the January 30, 1998 reincorporation merger of Adage, Inc. into Relm Wireless Corporation, its wholly owned subsidiary.

         As a result of the reincorporation, each share of Adage common stock outstanding immediately prior to the reincorporation was converted, effective as of January 30, 1998, into one share of our common stock and the trading symbol for the shares was changed from "ADGE" to "RELM."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         In the table below, we provide you with selected financial data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, and balance sheet data as of December 31, 2003, 2002, 2001, 2000 and 1999, which are derived from and should read in conjunction with our audited consolidated financial statements included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31
                                    ----------------------------------------------------------------
                                        2003        2002          2001         2000          1999
                                    ----------   ----------    ----------   ----------    ----------
Sales ...........................   $   19,728   $   15,978    $   22,809   $   21,054    $   22,404

Income (Loss) From Continuing
   Operations ...................          881       (3,631)          122       (1,162)       (2,294)

Loss From Discontinued Operations           --           --            --         (266)           --
                                    ----------   ----------    ----------   ----------    ----------

Net Income (Loss) ...............   $      868   $   (3,631)   $      122   $   (1,428)   $   (2,294)
                                    ==========   ==========    ==========   ==========    ==========


Income (loss) Per Share-Basic:

Income (loss) Per Share From
   Continuing Operations ........   $     0.10   $    (0.47)   $     0.02   $    (0.22)   $    (0.45)

Income (loss) Per Share From
   Discontinued Operations ......           --           --            --        (0.05)           --
                                    ----------   ----------    ----------   ----------    ----------
Net Income  (loss)  Per Share ...   $     0.10   $    (0.47)   $     0.02   $    (0.27)   $    (0.45)
                                    ==========   ==========    ==========   ==========    ==========

Income (loss) Per Share-Diluted:
  Income (loss) Per Share From
  Continuing Operations .........   $     0.09   $    (0.47)   $     0.02   $    (0.22)   $    (0.45)

Income (loss) Per Share From

  Discontinued Operations .......           --           --            --        (0.05)           --
                                    ----------   ----------    ----------   ----------    ----------
Net Income (loss) Per Share .....   $     0.09   $    (0.47)   $     0.02   $    (0.27)   $    (0.45)
                                    ==========   ==========    ==========   ==========    ==========

o Results for 2002 include, 1) a $900,000 note receivable valuation allowance related to the purchase of the assets of the Company's former paper-manufacturing subsidiary in the first quarter, 2) a collection allowance of $175,333 for a note receivable from the purchaser of the assets of our former specialty-manufacturing subsidiary, 3) the write-off of a technology agreement with a book value of $210,981, 4) the write-off of an investment banking services agreement with a book value of $119,851, and 5) $185,270 in costs related to the restructuring of our sales and marketing organization.

o Results for 2000 include a $984,000 net gain on the sale of our manufacturing facility and the sale of certain manufacturing and test equipment.

BALANCE SHEET DATA (IN THOUSANDS)

                                                      AS OF DECEMBER 31,
                                  ----------------------------------------------------------
                                    2003          2002        2001        2000         1999
                                  ------         ------       ------     ------       ------
Working Capital............       $5,273         $5,734       $9,262     $7,679       $5,676
Total Assets...............       12,229         12,856       17,623     18,422       22,853
Long-Term Debt.............        1,272          3,150        6,998      6,353        9,072
Total Shareholders Equity..        5,985          4,872        6,482      6,360        6,377

                                  RISK FACTORS

         You should carefully consider the following risk factors in addition to the other information contained in this prospectus before exercising the warrants and purchasing the underlying shares of common stock. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein.

WE HAVE INCURRED SUBSTANTIAL LOSSES PRIOR TO 2003

         We have a history of substantial losses. We incurred a loss, totaling $3.6 million for the year ended December 31, 2002. For the fiscal year ended December 31, 2001 we reported net income of $0.1 million. As of December 31, 2003, we had an accumulated deficit of approximately $20.8 million. We have taken steps to improve operations, and realized net income of approximately $1.0 million for the year ended December 31, 2003. We cannot, however, assure that we will achieve or sustain profitable operations in the future.

WE RELY ON OUR CREDIT FACILITY TO FINANCE OPERATIONS

         Our loan agreement contains numerous financial and operating covenants. We are in compliance with these covenants as of December 31, 2003. However, there can be no assurance that we will not cause an event of default in the future or that such defaults will be cured or waived. The covenants restrict our ability to incur additional indebtedness, to pay dividends and other distributions, to repay other obligations, to create liens or other encumbrances, to make investments, to engage in transactions with affiliates, to sell or otherwise dispose of assets and to merge or consolidate with other entities.

         Our failure to comply with covenants contained in the loan agreement could result in acceleration of the indebtedness. To secure our obligations under the agreement, we have granted a first priority pledge of, and security interest in, substantially all of our assets.

         When our loan agreement expires, we will need to renew the agreement, refinance our loan, or raise additional funds from new sources. If we are unable to renew the loan agreement or find an alternative lender, our operations could be adversely affected.

         We will continue to need capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. In addition, our capital requirements in connection with the development, marketing and sale of our LMR products are, and will continue to be, significant.

         We believe, based upon our current plans, that our existing credit facility, cash reserves and cash expected to be generated from operations will provide the funds necessary to satisfy our cash requirements for the next twelve months.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO FINANCE FULL OPERATIONS AND PLANNED GROWTH BECAUSE OF DEBT SERVICE OBLIGATIONS

         At December 31, 2003, our total liabilities and debt were approximately $6.2 million and shareholders' equity was approximately $6.0 million. Our leverage could have important consequences to you. For example, it could:

         o make it more difficult for us to satisfy our obligations with respect to our indebtedness;

         o increase our vulnerability to general adverse economic and industry conditions;

         o limit our ability to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

         o limit our flexibility in planning for, or reacting to, changes in our business and industry; and

         o        limit our ability to borrow additional funds.

         Our ability to make principal and interest payments on our indebtedness will depend on our ability to generate cash in the future through sales of our LMR products. We cannot assure that our available liquidity will be sufficient to service our indebtedness. Without sufficient funds to service our indebtedness, we could have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY

         Our business could suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our LMR products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The LMR industry is experiencing a transition from analog LMR products to digital LMR products. In addition, a new standard for LMR equipment (the APCO 25 Standard) is being increasingly adopted and the market demand for APCO 25-compliant products is growing.

WE DEPEND ON THE SUCCESS OF OUR LMR PRODUCT LINE

         We currently depend on our LMR products as our source of revenue. In 1997, we worked to shift our focus to the development and sale of LMR products. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, could cause our business, financial condition and results of operations to suffer. In addition, our future success will largely depend on the successful introduction and sale of new analog and digital LMR products. Even if we successfully develop these products, we cannot guarantee that they will achieve market acceptance.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY

         We face intense competition from other LMR manufacturers, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering LMR products. The largest producer of LMR products in the world currently is estimated to have in excess of 70% of the market for LMR products. This producer is also the world's largest producer of APCO 25-compliant products. Some of our competitors are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have. Some also have established reputations for success in developing and producing LMR products. These advantages may allow them:

         o to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

         o        to engage in more extensive research and development;

         o        to undertake more far-reaching marketing campaigns;

         o to be able to take advantage of acquisitions and other opportunities;

         o        to adopt more aggressive pricing policies; and

         o make more attractive offers to potential employees, strategic partners and advertisers.

         Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

         An increase in the demand for APCO Project 25-compliant products, could benefit competitors who are better financed and have inventories that will meet such demand. APCO 25-compliant products have already been brought to the market by several of our competitors. Our first APCO Project 25-compliant portable radio was brought to market in 2003. Bringing such products to market and achieving a significant share of the market for these products will continue to require substantial expenditure of funds to complete development and execute plans to achieve market penetration. There can be no assurance that we will be successful in developing and marketing, on a timely basis, fully functional product enhancements or new products that respond to these and other technological advances, or that our new products will be accepted by customers. An inability to successfully develop products could have a material adverse effect on our business, results of operations and financial condition.

GOVERNMENT AGENCIES MAY INCUR BUDGET DEFICITS AND BUDGETS MAY BE LIMITED

         Government budget deficits at the federal, state and local levels continue to be a spending factor for certain government agencies. We expect continued prioritization of limited funds for public safety applications. Recent United States Government budget proposals, however, have indicated potential funding reductions in areas where our products may be deployed. We do not anticipate these potential reductions to have a material impact on our business in 2004.

WE DEPEND ON A FEW MANUFACTURERS TO PRODUCE OUR PRODUCTS

         We contract with manufacturers to produce our products and our dependence on a limited number of contract manufacturers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. If any of our manufacturers terminate production or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead-time required to qualify a new manufacturer could range from approximately two to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative contract manufacturers could cause our business, financial condition and results of operations to suffer.

         In addition, our dependence on limited and sole source suppliers of components involves several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of these components could delay shipments of our products. The lead-time required for orders of some of our components is as much as six months. In addition, the lead-time required to qualify new suppliers for our components is as much as six months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

WE DEPEND HEAVILY ON SALES TO THE UNITED STATES GOVERNMENT

         We are subject to risks associated with our reliance on sales to the U.S. Government. For the year ended December 31, 2003, approximately 50% of our LMR sales were to agencies and departments of the federal government. There can be no assurance that we will be able to maintain this government business. Our ability to maintain our government business will depend on many factors outside of our control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss of sales to the U.S. Government would have a material adverse effect on our business, financial condition and results of operations.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR
BUSINESS

         Our success is largely dependent on the personal efforts of our President and Chief Executive Officer, our Chief Financial Officer, our Vice President of Operations, our Engineering Vice Presidents and our Sales and Marketing Vice President. We do not have employment agreements with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

         Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

         Acquisitions and other business transactions may disrupt or otherwise have a negative impact on our business and results of operations. There can be no assurance that we will complete any additional asset purchases or other business transactions or that any such transactions which are completed will prove favorable to our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation. We hope to grow rapidly, and the failure to manage our growth could adversely affect our business. Our business plan contemplates, among other things, continued development of our LMR product lines through internal development as well as acquisitions, and, as a result, significant growth in our customer base. This growth and continued development, if it materializes, could place a significant strain on our management, employees, operations and financial capabilities. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. If we are unable to manage and integrate our expanding operations effectively, our business, results of operations, and financial condition could be materially and adversely affected.

WE ARE SUBJECT TO GOVERNMENT REGULATION

         Failure to comply with government regulations applicable to our business could result in penalties. Our LMR products are regulated by the Federal Communications Commission. We believe that we are in substantial compliance with all applicable federal regulations governing our operations and we believe that we have obtained all licenses necessary for the operation of our business. Failure to comply with these requirements and regulations or to respond to changes in these requirements and regulations could result in penalties on us such as fines, restrictions on operations or a temporary or permanent closure of our facility. These penalties could harm our operating results and cause a decline of our stock price. In addition, there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED OTHER COUNTRIES

         We are beginning to place a substantial amount of emphasis on manufacturing our product in other countries and, accordingly, we are subject to special considerations and significant risks not typically associated with companies operating in the United States. These include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in these countries, and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation.

         The governments of these countries may implement economic reform policies at any time. It is possible that changes in leadership could lead to changes in economic policy. Additionally, the laws and regulations applicable to us may be subject to change, which could have a material adverse effect on our business.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY

         We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

WE RELY ON A COMBINATION OF CONTRACT, TRADEMARK AND TRADE SECRET LAWS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         The United States patents that we owned have expired. We have no plans to renew them. We hold several trademarks related to the "RELM" name and our product names. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. We also rely on trade secret laws to protect our intellectual property rights. Although we believe that trademark protection, trade secret laws and non-disclosure agreements should prevent another party from manufacturing and selling competing products under one or more of our trademarks or otherwise violating our intellectual property rights, there can be no assurance that the steps we have taken to protect our intellectual property rights will be successful. It may also be particularly difficult to protect our products and intellectual property under the laws of certain countries in which our products are or may be manufactured or sold.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE

         Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

         o        future announcements concerning us or our competitors;

         o the announcement or introduction of technological innovations or new products by us or our competitors;

         o        changes in product pricing policies by us or our competitors;

         o changes in earnings estimates of us or our competitors by securities analysts;

         o        additions or departures of key personnel; and

         o        sales of our common stock.

RISK OF WAR AND TERRORISM

         Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our business, employees, supplies, distributors and resellers, and customers that could have an adverse effect on our operations and financial results. The economic uncertainty stemming from the terrorist attacks of September 11, 2001 may continue. While we cannot predict what impact a prolonged war on terrorism will have on the United States economy, we plan to control expenses, continue to invest in our business and make capital expenditures when they will increase productivity, profitably, or revenue.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION

         We are currently involved in two lawsuits as a defendant or plaintiff. While there is no way to predict the success or failure of any litigation, we are vigorously defending those actions in which we are defendants. Although we believe our products and technology do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, infringement claims may increase. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Any successful infringement claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. One indemnification claim is pending. We cannot guarantee that there will not be future claims. Any such claims could require us to pay substantial damages, which could cause our business, financial condition and results of operations to suffer.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND NEVADA LAW MAY DISCOURAGE A POTENTIAL TAKEOVER

         Certain provisions of our articles of incorporation and Nevada law could discourage or prevent potential acquisitions of our company that stockholders may consider favorable. Our articles of incorporation authorize the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Preferred stock could be issued, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could be beneficial to our shareholders.

EXERCISE OF THE UNIT WARRANTS AS WELL AS OUTSTANDING STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND LIMIT OUR ABILITY TO RAISE CAPITAL

         Existing shareholders (including holders of the unit warrants who become shareholders upon exercise of the unit warrants) will suffer immediate dilution in the value of their shares of common stock upon exercise of the unit warrants. If additional outstanding warrants, options, and convertible notes to purchase our common stock are exercised or converted at a time when we otherwise could obtain a price for the sale of shares of our common stock which is higher than such securities' exercise prices, then existing shareholders (including holders of the unit warrants who become shareholders upon exercise of the unit warrants) would suffer dilution in the value of their shares of common stock. The exercise of the unit warrants as well as the options and other warrants and/or the conversion of outstanding notes, or the possibility of such exercise or conversion, may impede our ability to seek financing in the future through the sale of additional securities.

                                 USE OF PROCEEDS

         Assuming that all of the unit warrants are exercised, we expect to receive net proceeds of approximately $2,733,174 from the sale of the underlying shares of our common stock offered hereby, after deduction of a five percent (5%) fee which we may have to pay to Noble International Investments, Inc., the standby underwriter in the public rights offering, for solicitation of the exercise of the unit warrants, and the expenses of this offering, of $75,000. In addition, we may receive up to $177,510 of proceeds for the exercise unit warrants held by the standby underwriter. We intend to use the net proceeds from this offering for working capital purposes, which will include the further expansion of our digital LMR product line.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

         From July 5, 2001 until May 8, 2003, our common stock and unit warrants were traded on the NASDAQ SmallCap Market under the symbol "RELM" and "RELM," respectively. Prior to trading on the NASDAQ SmallCap Market our common stock traded on the NASDAQ National Market. The following table sets forth the high and low closing sale price for our common stock and unit warrants for the periods indicated, as reported by the NASDAQ SmallCap Market and, with respect to dates after May 8, 2003, as quoted on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

                               COMMON STOCK                  WARRANTS(1)
                               ------------                  -----------
2002 QUARTER ENDED           HIGH         LOW              HIGH        LOW
------------------           ----         ---              ----        ---

March 31, 2002               $1.25       $0.83            $0.29       $0.29
June 30, 2002                 1.01        0.80             0.45        0.04
September 30, 2002            0.82        0.41             0.19        0.09
December 31, 2002             0.60        0.39             0.20        0.10

2003 QUARTER ENDED            HIGH        LOW              HIGH        LOW
------------------
March 31, 2003               $0.60       $0.39            $0.12       $0.12
June 30, 2003                 0.75        0.21             0.15        0.10
September 30, 2003            1.60        0.47             0.60        0.11
December 31, 2003             1.80        1.40             0.90        0.52

------------------
(1) The warrants were issued in the first quarter of 2002.

         On March 30, 2004, there were 1,233 holders of record of our common stock and 65 holders of record of our unit warrants, respectively, and on April 8, 2004, the last quoted price of our common stock and warrants were $2.60 per share and $1.60 per warrant, respectively. Our common stock and unit warrants were delisted from the Nasdaq SmallCap Market at the opening of business of May 8, 2003 and since then have been quoted on the OTC Bulletin Board under the symbols "RELM" and "RELMW," respectively.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the board of directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

                                 CAPITALIZATION

         The following table shows our capitalization as of December 31, 2003:

         o        on an actual basis; and

         o        on an as adjusted basis to reflect the issuance and sale of
                  (i) 2,813,802 shares of our common stock upon exercise of the unit warrants at an exercise price of $1.05 per share, after deduction of a five percent (5%) fee which may be paid to Noble Investments International, Inc., our standby underwriter in the public rights offering, for solicitation of the exercise of the warrants, and estimated offering expenses of $75,000, and (ii) 169,057 shares of our common stock upon exercise of the unit warrants held by Noble Investments International, Inc. at an exercise price of $1.05 per share.

         This table should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                     AS OF DECEMBER 31, 2003
                                                                                 ---------------------------------
                                                                                     ACTUAL        AS ADJUSTED
                                                                                          (IN THOUSANDS)
                                                                                 --------------------------------
                                                                                           (UNAUDITED)
Cash and cash equivalents....................................................       $    1,293     $     4,202
                                                                                 =============   =============

Convertible subordinated notes...............................................       $    3,150     $     3,150
Revolving line of credit.....................................................       $    1,272     $     1,272
Shareholders' equity:
   Preferred stock; $1.00 par value; 1,000,000 shares authorized; none
      outstanding............................................................                -               -
   Common stock; $0.60 par value; 20,000,000 shares authorized; 9,073,085 issued and outstanding at December 31, 2003 and 12,055,944 shares, as
      adjusted...............................................................            5,443           7,232
   Additional paid-in capital................................................           21,482          22,602
   Accumulated deficit.......................................................          (20,940)        (20,940)
      Total shareholders' equity.............................................            5,985           8,894
        Total capitalization.................................................       $   10,407     $    13,316

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

         In the table below, we provide you with selected financial data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, and balance sheet data as of December 31, 2003, 2002, 2001, 2000 and 1999, which are derived from and should read in conjunction with our audited consolidated financial statements included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31
                                    ----------------------------------------------------------------
                                        2003        2002          2001         2000          1999
                                    ----------   ----------    ----------   ----------    ----------
Sales ...........................   $   19,728   $   15,978    $   22,809   $   21,054    $   22,404

Income (Loss) From Continuing
   Operations ...................          881       (3,631)          122       (1,162)       (2,294)

Loss From Discontinued Operations           --           --            --         (266)           --
                                    ----------   ----------    ----------   ----------    ----------

Net Income (Loss) ...............   $      868   $   (3,631)   $      122   $   (1,428)   $   (2,294)
                                    ==========   ==========    ==========   ==========    ==========


Income (loss) Per Share-Basic:

Income (loss) Per Share From
   Continuing Operations ........   $     0.10   $    (0.47)   $     0.02   $    (0.22)   $    (0.45)

Income (loss) Per Share From
   Discontinued Operations ......           --           --            --        (0.05)           --
                                    ----------   ----------    ----------   ----------    ----------
Net Income  (loss)  Per Share ...   $     0.10   $    (0.47)   $     0.02   $    (0.27)   $    (0.45)
                                    ==========   ==========    ==========   ==========    ==========

Income (loss) Per Share-Diluted:
  Income (loss) Per Share From
  Continuing Operations .........   $     0.09   $    (0.47)   $     0.02   $    (0.22)   $    (0.45)

Income (loss) Per Share From

  Discontinued Operations .......           --           --            --        (0.05)           --
                                    ----------   ----------    ----------   ----------    ----------
Net Income (loss) Per Share .....   $     0.09   $    (0.47)   $     0.02   $    (0.27)   $    (0.45)
                                    ==========   ==========    ==========   ==========    ==========

o Results for 2002 include, 1) a $900,000 note receivable valuation allowance related to the purchase of the assets of the Company's former paper-manufacturing subsidiary in the first quarter, 2) a collection allowance of $175,333 for a note receivable from the purchaser of the assets of our former specialty-manufacturing subsidiary, 3) the write-off of a technology agreement with a book value of $210,981, 4) the write-off of an investment banking services agreement with a book value of $119,851, and 5) $185,270 in costs related to the restructuring of our sales and marketing organization.

o Results for 2000 include a $984,000 net gain on the sale of our manufacturing facility and the sale of certain manufacturing and test equipment.

BALANCE SHEET DATA (IN THOUSANDS)

                                                  AS OF DECEMBER 31,
                                  ----------------------------------------------------------
                                    2003          2002        2001        2000         1999
                                  ------         ------       ------     ------       ------
Working Capital............       $5,273         $5,734       $9,262     $7,679       $5,676
Total Assets...............       12,229         12,856       17,623     18,422       22,853
Long-Term Debt.............        1,272          3,150        6,998      6,353        9,072
Total Shareholders Equity..        5,985          4,872        6,482      6,360        6,377

                        SELECTED QUARTERLY FINANCIAL DATA

         The following table sets forth a summary of our unaudited financial quarterly results of operations for each quarter in the two year period ended December 31, 2003. This information is prepared on the same basis as our audited financial statements contained elsewhere in this prospectus, and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly information presented. Please read this information in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results that may be expected for any future period.

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                     QUARTERS ENDED
                                                    ------------------------------------------------------------
                                                     MARCH 31,         JUNE 30,       SEPTEMBER 30,     DECEMBER 31,
                                                       2003              2003             2003              2003
                                                     ---------         --------       -------------     ------------
FISCAL 2003
Sales..................................               $3,596            $5,231           $5,000           $5,901
Gross profit...........................                1,077             1,765            1,991            2,783
Net income (loss)......................                 (377)              122              291              832
Earnings (loss) per share-basic........                (0.04)             0.01             0.03             0.09
Earnings (loss) per share-diluted......                (0.04)             0.01             0.03             0.08


                                                                           QUARTERS ENDED
                                                     ---------------------------------------------------------------
                                                     MARCH 31,         JUNE 30,       SEPTEMBER 30,     DECEMBER 31,
                                                       2002              2002             2002              2002
                                                     ---------         --------       -------------     ------------
FISCAL 2002
Sales..................................               $4,733            $4,950           $3,979           $2,316
Gross profit...........................                1,355             1,538            1,157              168
Net income (loss)......................               (1,016)                3             (395)          (2,223)
Earnings (loss) per share-basic........                (0.18)             0.00            (0.05)           (0.26)
Earning (loss) per share-diluted.......                (0.18)             0.00            (0.05)           (0.26)

         In the fourth quarter of 2003, we recognized an expense totaling $140,000 related to the settlement of a legal matter discussed in Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

         In the fourth quarter of 2002 we recorded adjustments that increased our net loss by approximately $984,000 to reflect (i) the adjustment of inventories for slower moving items ($283,000), (ii) the provision for an uncollectible note receivable from the purchaser of our former specialty-manufacturing subsidiary ($175,000), (iii) the write-off of the remaining book value of a technology agreement ($211,000), (iv) the write-off of the remaining book value of an investment banking agreement ($120,000), and (v) severance and other costs pertaining the reorganization of our sales and marketing efforts ($195,000).

         Additionally, sales for the fourth quarter of 2002 declined by $3,400,000 (59.2%) compared to the same period in the prior year. Consequently, we were unable to absorb manufacturing overhead or cover other fixed costs ($1,240,000).

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated in these forward-looking statements as a result of factors, including, but not limited to, those under "Risk Factors."

EXECUTIVE SUMMARY

         Our operating results improved significantly in 2003 compared to the prior year. Revenue increased while costs in almost every area of the company decreased, resulting in net income of approximately $0.9 million, or $0.10 per basic and $0.09 per fully diluted share, compared to last year's net loss of ($3.6) million, or ($0.47) per basic and fully diluted share.

         Revenue growth during the year was primarily the result of orders for new products; including our BK Radio-brand digital portable radio and our new line of portable radios targeting business and industrial customers. The digital portable radio is compliant with the Project 25 standard of APCO. Project 25 is being increasingly adopted by government and public safety agencies nationwide. In July 2003, our new digital radio was added to a contract with the U.S. Department of Interior (DOI). Orders from DOI agencies totaled in excess of $3 million through the remainder of 2003. We also expanded certain initiatives, most notably in the federal government area, to take advantage of the growing opportunities available to us as a result of these new products.

         Product costs (cost of sales) showed marked improvement for 2003, totaling 61.4% compared to 73.6% for the prior year. We successfully reduced product costs through a series of programs that have improved manufacturing efficiencies. These programs incorporate new, more cost-effective product designs and the utilization of high-quality contract manufacturers, while reducing manufacturing support staff and expenses.

         Selling, general and administrative costs (SG&A) for 2003 showed a decrease compared to the prior year. Although spending related to digital product development programs and certain sales and marketing activities increased, they were more than offset by decreases in administrative functions and other non-recurring expenses from 2002. We also recognized an expense totaling $140,000 related to the March 2004 settlement of a legal matter described in Item 3 of this report. We anticipate continuing to increase our investment in digital product development in order to speed the introduction of additional new digital products in 2004 and 2005.

         Further improvement from the prior year was realized because of one-time losses on notes receivable that were recognized in 2002. These losses pertained to two notes from the purchasers of the assets of our former paper manufacturing and specialty-manufacturing subsidiaries. The subsidiaries and notes were legacies from before 1997 and not at all related to the Company's current land mobile radio operations.

         During the year we secured a new credit facility with a new lender. The facility, combined with improved operations, provided increased liquidity and capital resources at an interest rate lower than the most recent rate charged by our previous lender. We are in compliance with the covenants incorporated in the associated revolving line of credit agreement. In February 2004, our lender increased the facility by $1 million to $3.5 million, of which $1,272,000 was outstanding as of December 31, 2003, and the maturity date was extended until January 1, 2005.

         For the year ended December 31, 2002, we suffered a substantial net loss and were in default of our then revolving line of credit. These conditions raised substantial doubt at that time about our ability to continue as a going concern.

         During the following year ended December 31, 2003, we realized net income of approximately $900,000, or $0.09 per diluted share, and obtained a new $2.5 million revolving line of credit with a new lender (see Note 8 Debt). In February 2004, the new revolving line of credit's credit limit was increased by $1 million to $3.5 million and the maturity date was extended to January 1, 2005. We are in compliance with all terms, conditions and covenants of our new credit agreement as of December 31, 2003. Accordingly, the line of credit has been classified as a long-term liability in the accompanying consolidated balance sheet at December 31, 2003.

         Additionally, we brought several new products to market during 2003, which contributed to increased sales in 2003 compared to 2002. Also, manufacturing and selling, general and administrative expenses were reduced. Our business plans for 2004 and beyond anticipate that operations will generate sufficient working capital to enable us to continue as a going concern. We believe that we have sufficient resources to execute our plans and strategy.

RESULTS OF OPERATIONS

         As an aid to understanding our operating results, the following table shows items from our consolidated statement of operations expressed as a percent of sales:

                                                                   PERCENT OF NET SALES
                                                        ---------------------------------------
                                                                FOR YEAR ENDED DECEMBER 31
                                                           2003            2002            2001
         Sales                                              100.0%          100.0%          100.0%
         Cost of Products                                    61.4            73.6            70.8
                                                        -------------------------------------------
         Gross Margin                                        38.6            26.4            29.2
         Selling, General, and Administrative
            Expenses                                        (32.2)          (40.5)          (26.0)
         Loss on notes receivable                             -              (6.7)            -
         Interest Expense                                    (2.2)           (2.9)           (2.5)
         Other Income                                         0.3             1.0             -
                                                        -------------------------------------------
         Pretax Income (loss)                                 4.5           (22.7)            0.7
         Income Tax Expense                                  (0.1)            -               -
                                                        -------------------------------------------
         Net Income (loss)                                    4.4%          (22.7%)           0.7%
                                                        ===========================================

FISCAL YEAR 2003 COMPARED WITH FISCAL YEAR 2002

SALES

         Total sales for the year ended December 31, 2003 increased $3.7 million (23.1%) to approximately $19.7 million from approximately $16.0 million for the year 2002.

         Sales for BK Radio products, targeted for the government and public safety market of the LMR market, increased approximately $3.5 million (29.6%) compared to the prior year. The increase in sales for the BK Radio product line, as well as the increases in total sales, was driven principally by the introduction of a new digital portable radio, the DPH. The DPH complies with the Project 25 Standard of APCO. This product received approval from the Federal Communication Commission in March 2003, and in July 2003 was included on the U.S. Department of Interior contract for digital LMR equipment. We are aggressively pursuing additional opportunities with various federal and state government agencies for this product. Additional Project 25 digital products are planned for 2004 and 2005.

         For the year ended December 31, 2003, sales in the business and industrial market, served by RELM-branded and Uniden-branded products, increased approximately $0.2 million (6.0%) when compared to the prior year. During 2003 we introduced a new line of portable radios to address this market, the RELM RP Series. The RP products are full-featured but low-cost, allowing us to compete more effectively in the highly competitive business and industrial market. We also expanded our channels to market for these products. Growth in revenues for RELM-branded products was partially offset by declines in other products, due in part to the migration of some customers to the new RP Series.

         To capitalize on the advantages of our new products, we expanded our sales and marketing efforts in 2003. A direct sales professional was added in the Washington, D.C. area to more effectively pursue opportunities with federal government agencies. We also established regional direct sales resources in other parts of the U.S. These efforts are under the direction of a sales and marketing management team that was put in place in 2003. As sales increase we anticipate further expanding sales and marketing initiatives.

COST OF SALES AND GROSS MARGINS

         Cost of sales as a percentage of sales for the year ended December 31, 2003 decreased to 61.4% from 73.6% last year. Continuing programs initiated in 2000 further expanded our use of contract manufacturing resources. All of our products are now produced using such resources. Our contract manufacturing relationships have improved efficiencies and resulted in lower material and labor costs for all our products. They have enabled us to also reduce our internal manufacturing support expenses. Furthermore, increased sales volumes have enabled us to more fully utilize and absorb the smaller base of manufacturing support expenses. As volumes increase, we believe additional efficiencies and cost reductions may be realized.

         We continuously evaluate manufacturing alternatives to further reduce our product costs. We anticipate that the current contract manufacturing relationships or comparable alternatives will be available to the company in the future.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general, and administrative expenses (SG&A) include commissions, marketing, sales, engineering, product development, management information, accounting and headquarters. For the year ended December 31, 2003, SG&A expenses decreased approximately $126,000 (2.0%) to $6.4 million or 32.2% of sales from $6.5 million or 40.5% of sales for the prior year.

         This decrease is primarily the result of reduced administrative staffing and expenses as well as the completion of certain engineering initiatives. Also, several non-recurring expenses were recognized in the prior year, all of which pertained to old business lines and were unrelated to our current LMR operations. They included the following items: (1) writing-off the unamortized cost ($211,000) of a technology license, 2) writing-off the unamortized cost ($120,000) of an investment banking agreement, and 3) severance and other expenses ($195,000) associated with restructuring our sales and marketing organization.

         The aforementioned decreases enabled us to expand our digital development program in 2003, with the objective of speeding the completion of additional Project 25 products to complement the DPH. Bringing such products to market, and achieving a significant share of the market will continue to require substantial investment to complete research and development and to achieve market penetration.

         Our internal development efforts are focused entirely on our digital product development program. During 2003, expenses related to this project totaled approximately $0.8 million. We estimate that these costs will total approximately $1.2 million in 2004, and will be funded from existing cash reserves and working capital from operations. This project is planned to yield approximately 17 products through 2005. We anticipate that these products will be the main source of revenue growth in the future.

         We also increased our investment in sales and marketing initiatives during 2003 to capitalize on the advantages of our new products. A direct sales professional was added in the Washington, D.C. area to more effectively pursue opportunities with federal government agencies. Regional direct sales resources were placed in other parts of the U.S. Starting in the first quarter of 2003, a new sales and marketing management team was charged with these efforts. As sales increase we anticipate expanding sales and marketing initiatives. Generally selling commission expenses vary in approximate proportion to sales. Increased selling commission expenses in 2003 were driven by sales growth.

         General and administrative expenses include a one-time charge of $140,000 related to the March 2004 settlement of a legal matter described in
Item 3 of this report.

INTEREST EXPENSE

         For the year ended December 31, 2003, interest expense decreased by approximately $14,000 (3.1%) to $442,000 from $456,000 in 2002. We incur interest expense on our revolving line of credit and our subordinated convertible notes. The interest rate on our revolving line of credit is variable and fluctuated with the prime lending rate. The interest rate on the convertible notes is 8% per annum. The effective interest rate on our revolving line of credit was lower during 2003 as a result of the reductions in the prime lending rate, and our new revolving line of credit. Also, primarily as a result of improved operations, the outstanding principal balance on the revolver and our new revolver was reduced during the second half of 2003.

INCOME TAXES

         Income tax expense for the years ended December 31, 2003 and 2002 was approximately $13,000 and $0, and represented effective tax rates of 1.3% and 0%. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. For tax purposes, as of December 31, 2003 and 2002, we have federal and state net operating loss carryforwards of approximately $34.0 million and $35.0 million, respectively. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010. In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do not believe that we have met the more likely than not criteria; therefore we have established a valuation allowance in the amount of approximately $13.1 and $14.4 million against our net deferred tax assets at December 31, 2003 and 2002, respectively. The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of RELM.

FISCAL YEAR 2002 COMPARED WITH FISCAL YEAR 2001

SALES

         Total sales for the year ended December 31, 2002 decreased approximately $6.8 million (30.0%) to approximately $15.9 million from approximately $22.8 million for the year 2001.

         Sales for BK Radio products, sold primarily to the government and public safety of the LMR market, decreased $5.1 million (29.0%) compared to the prior year. This decrease was attributed primarily to a decrease in sales derived from the USFS and CECOM.

         We did not ship any products to CECOM during 2002. During the prior fiscal year, sales from product shipments to CECOM totaled approximately $2.4 million. The contract under which those shipments were made expired in October 2001. CECOM solicited bids for a new contract in March 2002 and we submitted proposals. Numerous delays have been encountered by CECOM, and the contract has not yet been awarded. CECOM has indicated in recent communications that the solicitation will be canceled and a contract will not be awarded. Accordingly, we are currently pursuing avenues for providing our products to CECOM under other existing contracts.

         During 2002, budget constraints and contract delays combined to reduce shipments to the USFS by approximately $3.4 million compared to the prior year. The USFS is our largest customer representing sales of approximately $3.5 million and $6.9 million for the years ended December 31, 2002 and 2001, respectively. Due to an extraordinarily active forest fire season, the USFS experienced a decrease in the funding available for new two-way communications equipment. Additionally, the USFS contract expired in September 2002, and a new contract was not awarded until December 2002. Sales from the USFS also decreased because our mobile radio was not included on the contract for most of 2002. We had been awarded the mobile portion of the contract in prior years. The mobile radio has again been awarded to us on the new contract that was issued in December 2002. We were also awarded the portions of the contact for portable radios, base stations, and repeaters. We anticipate that the margins that will be realized under this contract will be consistent with or better than those realized under the previous contract. The contract does not specify definite delivery dates or quantities.

         For the year ended December 31, 2002, sales in the business and industrial market, served by RELM-branded and Uniden-branded products, decreased approximately $1.7 million (50.3%) when compared to the prior year. Customer demand in this market continued to be weak, reflecting the lack of a sustained economic recovery. Also, due to engineering delays, our new family of portable radios, the RP Series, was ready for sale later in the year than originally anticipated. The RP series is designed as a quality, full-featured, low-cost line to compete effectively in the business and industrial market. We anticipate that the margins that will be realized from these products will be consistent with or better than those realized from our other portable radios.

COST OF SALES AND GROSS MARGINS

         Cost of sales as a percentage of sales for the year ended December 31, 2002 was 73.6% compared to 70.8% for the same period last year. Due to the lower volumes, we did not fully absorb our manufacturing overhead costs, which adversely impacted cost of sales and gross margins. Responding to lower production volumes, starting in the fourth quarter of 2002 we reduced manufacturing support staffing and expenses. Also related to lower volumes, during the year we increased reserves for slow moving inventory by approximately $283,000.

         Excluding the impact of under-absorption, we continued to decrease direct product costs (i.e., material and labor). Direct product costs for the year ended December 31, 2002 were 55.3% compared to 58.2% for the prior year. We achieved this improvement by continuing to expand our utilization of high-quality, low-cost contract manufacturers. During 2002 we had agreements with several contract manufacturers. At the end of 2002 all of our products were partially or entirely manufactured by these contract manufacturers. These arrangements, combined with our reductions in manufacturing infrastructure expenses, began favorably impacting margins in 2002.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general, and administrative expenses (SG&A) include commissions, marketing, sales, sustaining engineering, product development, management information, accounting, and headquarters. For the year ended December 31, 2002, SG&A expenses totaled $6.5 million or 40.5% of sales compared with $5.9 million or 26.0% for the prior year.

         This increase of $550,000 is attributable to the following: (1) the expansion of our product development initiatives ($321,000) for APCO Project 25-compliant digital products and ESAS systems and (2) charges unrelated to our current LMR operations, all of which pertained to old business lines of the company. These charges pertained to a) writing-off the unamortized cost ($211,000) of a digital technology license that we will no longer utilize, b) writing-off the unamortized cost ($120,000) of an investment banking agreement, and c) severance and other expenses ($195,000) associated with restructuring our sales and marketing organization.

         The aforementioned increases were partially offset by decreases in marketing and selling ($94,000) and general and administrative expenses ($203,000). Marketing and selling expenses decreased as a result of lower selling commission expenses, which was driven by lower revenues. General and administrative expenses were reduced as certain information systems functions ($121,000) were outsourced and several pending legal matters ($82,000) were resolved.

LOSS ON NOTES RECEIVABLE

         In April 2002, we learned that the purchaser of the assets of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900,000 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, we evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of the purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the entire principal amount ($900,000) of the two promissory notes in the first quarter 2002.

         During 2002, the purchaser of our former specialty-manufacturing subsidiary ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355,000. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of our specialty manufacturing operation. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note, and have maintained the allowance in 2003.

         The businesses and events associated with the purchasers of the assets of our former subsidiaries are legacies from before 1997. They are not at all related to land mobile radio (LMR) operations, which have been our focus for the past several years. We have excluded these obligations from our cash flow projections and operating plans since 2000. Although the write-off and allowance impacted 2002 earnings, we anticipate no future impact on the execution of our core LMR business plan objectives, including our digital product development, which in February 2003 yielded the introduction of our initial APCO Project 25 compliant digital radio.

INTEREST EXPENSE

         For the year ended December 31, 2002, interest expense totaled approximately $456,000 compared to $579,000 for 2001. We incur interest expense on our revolving line of credit and on the subordinated convertible notes. The interest rate on our revolving line of credit is variable and fluctuated with the prime lending rate. The interest rate on the convertible notes is 8% per annum. The effective interest rate on our revolving line of credit was lower during 2002 as a result of the reductions in the prime lending rate. Also, primarily as a result of improved accounts receivable collections, the principal balance on the revolver as of December 31, 2002 decreased by $780,000 compared to the balance at the same time in 2001.

INCOME TAXES

         Income taxes represented effective tax rates of 0% for the years ended December 31, 2002 and 2001. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. For tax purposes, as of December 31, 2002 and 2001, we have federal and state net operating loss carryforwards of approximately $35.0 million and $29.3 million, respectively. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010.

         In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do believe that we have met the more likely than not criteria; therefore we have established a valuation allowance in the amount of approximately $14.4 and $12.2 million against our net deferred tax assets at December 31, 2002 and 2001, respectively.

         The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of RELM.

INFLATION AND CHANGING PRICES

         Inflation and changing prices for the years ended December 31, 2003, 2002, and 2001 have contributed to increases in wages, facilities, and certain raw material costs. These inflationary effects were more than offset by reduced manufacturing costs associated our initiatives to utilize low-cost contract manufacturers.

DIVIDENDS

         No cash dividends have been paid with respect to our common stock during the past five years. We intend to retain our earnings to fund growth and, therefore, do not intend to pay dividends in the foreseeable future. In addition, our revolving credit line restricts our ability to pay dividends.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash provided by operating activities for the year ended December 31, 2003 totaled approximately $0.2 million compared to $1.5 million for the prior year. The decrease is primarily attributable to changes in components of working capital, particularly accounts receivable and inventory, partially offset by net income and notes receivable that were written off in the prior year.

         The decrease due to changes in working capital is primarily due to additional trade receivables ($4.9 million) resulting from increased revenues, particularly in the fourth quarter 2003. Decreased inventory ($1.1 million), the result of improved revenues from items in existing inventory, helped offset the change in receivables. Also, during the prior year, we recognized losses on notes receivable (approximately $1.1 million) pertaining to former subsidiaries (see "Loss On Notes Receivable"). Also contributing to the decrease in cash provided from operating activities was the payment of trade payables (approximately $0.2 million) and decreasing depreciation and amortization (approximately $0.1 million) as certain assets reached the end of their depreciation cycle and purchases of capital assets remained low.

         Net cash used in investing activities for the year ended December 31, 2003 was approximately $0.1 million, a decrease of approximately $0.1 million from the prior year. This change was largely related to the non-recurring purchase during the prior year of a digital technology license. Expenditures for property, plant and equipment increased slightly ($12,000) due to the purchase of equipment required for our digital development program. Annual capital expenditures are expected to increase in 2004 to approximately $0.3 million as this program is expanded and accelerated. Our new revolving line of credit contains restrictions on our capital expenditures. We believe that our capital expenditure plans will be within the provisions of our credit agreement. We anticipate that capital expenditures will be funded through existing cash balances, operating cash flow, and new revolving line of credit.

         Net cash used in financing activities increased to approximately $0.5 million from zero for the prior year. Cash (approximately $0.7 million) was used to reduce the balance on our revolving line of credit. This was partially offset by cash generated ($0.3 million) from the issuance of common stock related to our new revolving line of credit. During the prior year we generated approximately $2.0 million, including approximately $0.3 million from the over-allotment option, in net cash proceeds from a public rights offering, and reduced our revolving line of credit by approximately $2.0 million. The purpose of the offering was to provide working capital for the development of our APCO Project 25-compliant digital product line. The securities offered were "units" priced at $.90 per unit. A unit was comprised of one share of RELM common stock and one unit warrant to purchase one share of RELM common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006. The offering resulted in the sale of 2,775,000 shares of common stock and unit warrants to purchase 2,775,000 shares of common stock. The warrants are currently quoted on the OTC Bulletin Board with the symbol RELMW. On May 17, 2002, the underwriter exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments.

         The exercise price of the unit warrants has been reduced to a share price of $1.05 from $1.08 as a result of the issuance of common stock related to our new credit facility and anti-dilution provisions contained in the unit warrants. Additionally, we may call the unit warrants at $0.10 each when the market price of our common stock exceeds 150% of the exercise price ($1.575) for 20 consecutive trading days. The price of our common stock currently meets this criteria and we can call the unit warrants if we elect to do so. If all the unit warrants are exercised, we will receive net proceeds of approximately $3.2 million. As of March 19, 2004, 467,448 shares of common stock had been issued as a result of the exercise of the common stock purchase warrants generating approximately $466,279 in net proceeds.

         On August 29, 2003, we established a revolving line of credit with a new lender. The credit agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share. The proceeds of the transaction were used to pay off our previous revolving credit facility and to provide working capital for use in executing our business plans, including the expansion of our digital product line. The credit agreement contains certain covenants with which we must comply. As of December 31, 2003 we were in compliance with all such covenants. As of December 31, 2003 we had approximately $1.2 million in available unused credit on the facility. In February 2004, our lender increased the credit facility by $1 million and the maturity date was extended to January 1, 2005.

         In 2000, we privately placed convertible subordinated notes. The amount due under the notes totals $3.15 million. The notes require interest only payments at 8% per annum through December 31, 2004, at which time the principal amount becomes due. At the time of issuance, the notes were convertible into shares of our common stock at $3.25 per share. The notes contain provisions that protect the purchasers of the notes against dilution should the Company issue shares of common stock at a price less than the notes' conversion price then in effect. These provisions provide for an adjustment in the notes' conversion price and the number of shares into which the notes may be converted. On two occasions, in March 2002 and August 2003 the Company issued shares of stock at a price below the notes' conversion price then in effect. Accordingly, the conversion price of the notes has been adjusted to $1.88, which was the effective conversion price as of December 31, 2003. Upon maturity the notes must be repaid or converted into shares of common stock. The decision regarding repayment or conversion is at the option of the note holder unless the market price of our common stock exceeds $6.50 per share for 30 consecutive trading days. The notes presently are convertible into a total of 1,675,531 shares. Although we cannot be certain if the notes will be converted or repaid, we believe that there is a reasonable prospect that the notes may be converted. If the notes must be repaid, we believe that we will be able to do so by using cash generated from operations, the exercise of warrants, and our credit facility, as well as existing cash funds.

         Our cash balance as of December 31, 2003 was approximately $1.3 million. We believe these funds combined with cash generated from operations and amounts available from our credit facility are sufficient to meet our current working capital requirements for the next twelve months. If sales volumes increase substantially, additional sources of working capital may be required to fulfill the demand.

         The following table sets forth the Company's future contractual obligations as of December 31, 2003:

                                 (IN THOUSANDS)

------------------------------------------------------------- ---------- ------------ ----------- ---------- -------
                                                                2004        2005        2006        2007      2008
------------------------------------------------------------- ---------- ---------- ----------- ---------- ---------
Future minimum lease commitments                                 $  435     $  213      $    -     $    -    $    -
------------------------------------------------------------- ---------- ---------- ----------- ---------- ---------
Convertible subordinated notes                                   $3,150     $    -      $    -     $    -    $    -
------------------------------------------------------------- ---------- ---------- ----------- ---------- ---------
Revolving credit facility(1)                                     $    -     $1,272      $    -     $    -    $    -
------------------------------------------------------------- ---------- ---------- ----------- ---------- ---------
Purchase orders                                                  $2,460     $    -      $    -     $    -    $    -
------------------------------------------------------------- ---------- ---------- ----------- ---------- ---------

(1) As discussed, in February 2004, our lender agreed to extend the maturity date of our revolving line of credit until January 2005.

         This table does not include short term obligations such as warranty expense, nor future royalty payments, which cannot be estimated.

         In March 2000, we leased a 54,000 square feet facility in West Melbourne, Florida. The lease has a term of five years, which expires on June 30, 2005. Rental, maintenance and tax expenses were approximately $375,000, $377,856 and $383,982 in 2001, 2002 and 2003, respectively. In May 2002, we rented 3,800 square feet of office space in Lawrence, Kansas, to accommodate the expansion of our digital engineering team. The original lease has a term of two years. In November 2003 we extended the lease for an additional year. Rental, maintenance and tax expenses for 2001, 2002 and 2003 were $0, $20,000 and $33,351, respectively. We anticipate that current leases will be renewed at the time of their expiration dates.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring") ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of Statement 146 did not have a material impact on the Company's consolidated financial statements.

         In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The amendments to SFAS No. 123 that provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 relating to disclosure and the amendment to APB Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the consolidated financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003 the FASB issued FASB Staff Position No. FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities," which defers the implementation date for public entities that hold an interest in a variable interest entity or potential variable interest entity from the first fiscal year or interim period beginning after June 15, 2003 to the end of the first interim or annual period ending after December 15, 2003. This deferral applies only if 1) the variable interest entity was created before February 1, 2003 and 2) the public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46, other than disclosures required by paragraph 26 of FIN 46. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R"), which clarifies and interprets certain provisions of FIN 46, without changing the basic accounting model of FIN 46. The adoption of FIN 46 and FIN 46R did not have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after September 30, 2003, except as stated within the statement, and should be applied prospectively. SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable noncontrolling (minority) interests which on October 29, 2003, the FASB decided to defer indefinitely. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risks

         We are subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under our revolving credit facility. The lender presently charges interest at the 2.00% over the prime rate.

         Our primary exposure to market risk is to changes in interest rates. We have both fixed and variable rate debt. We have $4.4 million of debt outstanding as of December 31, 2003. Of our total debt, $3.15 million, or 71.2%, has been borrowed at a fixed rate of 8.0% with a maturity of December 2004. We also have $1.2 million of variable rate debt at December 31, 2003. As these debt instruments mature, we refinance such debt at the existing market interest rates, which may be more or less than interest rates on the maturing debt. Changes in interest rates have different impacts on the fixed and variable rate portions of our debt portfolio. A change in interest rates impacts the net market value of our fixed rate debt, but has no impact on interest incurred or cash flows on our fixed rate debt. Interest rate changes on variable debt impacts the interest incurred and cash flows but does not impact the net market value of the debt instrument. Based on our variable rate debt as of December 31, 2003, it is estimated that a 100 basis point increase in interest rates on our revolving line of credit would result in an additional $12,000 in interest incurred per year on its line of credit and a 100 basis point decline would lower interest incurred by $12,000 per year.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         In response to the SEC's financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, we have selected for disclosure our revenue recognition process and our more subjective accounting estimation processes. These processes affect our reported revenues and current assets and are therefore critical in assessing the financial and operation status of the Company. The processes for determining the allowance for collection of trade receivables and the reserves for excess or obsolete inventory involve certain assumptions that if incorrect could create an adverse impact on the Company's operations and financial position.

REVENUE

         Revenues are recognized when the earnings process is complete and collection is reasonably assured. The earnings process is generally complete when the product is shipped, or received by the customer, depending upon whether the title to the goods, as well as the risks and benefits of ownership are transferred to the customer at point of shipment or point of delivery. We periodically review our revenue recognition procedures to assure that such procedures are in accordance with accounting principles generally accepted in the United States.

ALLOWANCE FOR COLLECTION LOSSES

         The allowance for collection losses was approximately $61,000 on gross trade receivables of $2.9 million as of December 31, 2003. This allowance is used to state trade receivables at a net realizable value or the amount that we estimate will be collected on our gross receivables as of December 31, 2003. Because the amount that we will actually collect on the receivables outstanding as of December 31, 2003 cannot be known with certainty as of this document's effective date, we rely on prior experience. Our historical collection losses have typically been infrequent with write-offs of trade receivables being less than 1% of sales. We maintain a general allowance of approximately 1% to 5% of the gross trade receivables balance in order to allow for future collection losses that arise from customer accounts that do not indicate the inability to pay but turn out to have such an inability. Currently, our allowance on trade receivables is 2.1% of gross receivables. We believe that revenues and total receivables will increase during 2004, and accordingly, we may experience an increase in this allowance balance. We also maintain a specific allowance for customer accounts that we know may not be collectible due to various reasons such as bankruptcy and other customer liquidity issues. We analyze our trade receivable portfolio based on the age of each customer's invoice. In this way, we can identify those accounts that are more likely than not to have collection problems. We may reserve a portion or all of the customer's balance.

INVENTORY RESERVE

         The reserve for slow-moving, excess, or obsolete inventory was $2.8 million at December 31, 2003 as compared to $2.6 million in 2002. The reserve for excess or obsolete inventory is used to state our inventories at the lower of cost or market. Because the amount of inventory that we will actually recoup through sales of our inventory as of December 31, 2003 can not be known with certainty as of this document's effective date, we rely on past sales experience, future sales forecasts, and our strategic business plans. Generally, in analyzing our inventory levels, we classify inventory as having been used or unused during the past year. For raw material inventory with no usage in the past year, we reserve 85% of its cost which takes into account a 15% scrap value while for finished goods inventory with no usage in the past year we reserve 80% of its costs. For inventory with usage in the past year, we review the average annual usage over the past three years, project that amount over the next five years, and then reserve 25% of the excess amount (in which the excess amount equals inventory on hand less a five year projected usage amount). We believe that 25% represents the value of excess inventory we would not be able to recover due to our new product introductions and other technological advancements over the next five years.

                                    BUSINESS

GENERAL

         RELM Wireless Corporation, in business for over 56 years, designs, manufactures and markets wireless communications products, principally two-way land mobile radios (LMR) and related products. Our products are marketed using three distinct brand names, BK Radio, RELM, and Uniden. These products are sold in two primary markets:

         1 The government and public safety market, which includes fire, rescue, law enforcement, and emergency medical personnel, as well as the military and various agencies of federal, state, and local governments; and

         2 The business and industrial market, which consists of enterprises requiring fast, inexpensive communication among a discrete group of users. Examples include hotels, construction companies, schools, airports, and taxies.

         Generally, BK Radio-branded products serve the government and public safety market. The business and industrial market is served by RELM and Uniden-branded products.

         Our principal executive offices are located at 7100 Technology Drive, West Melbourne, Florida 32904 and the telephone number is (321) 984-1414. More information about our products and us is also available through the Internet at "http://www.relm.com." The information provided on our website is not incorporated by reference into this prospectus.

EVENTS OF 2003

DIGITAL PRODUCTS

         In March 2003, our new VHF digital portable radio, the DPH, was approved by the Federal Communications Commission (FCC) for use in the United States. Shortly thereafter, the DPH was added to contracts with the U. S. General Services Administration (GSA) and the U. S. Department of Interior
(DOI). The BK Radio-branded DPH is compliant with the Project 25 standard established by the Association of Public Safety Communication Officials (APCO). Project 25 is being increasingly adopted by government and public safety, LMR users nationwide. The DPH is the first in a broad family of digital products that we plan to introduce over the next two years into both of our primary markets.

U. S. DEPARTMENT OF INTERIOR (DOI) CONTRACT

         In July 2003, we were awarded contract participation to supply to the DOI with digital LMR equipment that is compliant with APCO's Project 25 specifications.

         The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period subject to the $1 billion cap.

REVOLVING CREDIT FACILITY

         On August 29, 2003, we entered into an agreement with a new lender. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrent with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share, which was the closing market price on the date the transaction was approved. The proceeds of the transaction were used to pay off our previous revolving credit facility and provide working capital to be used in executing our business plans, including the expansion of our digital product line. In February 2004, our lender increased the credit facility by $1 million to $3.5 million, of which $1,272,000 was outstanding as of December 31, 2003, and the maturity date was extended to January 1, 2005.

NASDAQ SMALL-CAP MARKET

         On April 29, 2003, the Company was notified by Nasdaq Listing Qualifications that it had not regained compliance with the minimum $1.00 closing bid price per share requirement as set forth in marketplace rule 4310(c)(4). The Company was not eligible for an additional 90 calendar day compliance period because it did not meet the initial inclusion requirements of the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Accordingly, the Company's common stock and unit warrants were delisted from the Nasdaq SmallCap Market at the opening of business on May 8, 2003. The Company's common stock and unit warrants became immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on May 8, 2003. The OTC Bulletin Board symbol for the Company's common stock and unit warrants are "RELM" and "RELMW," respectively.

INDUSTRY OVERVIEW

         LMR communications consist of hand-held (portable) and mobile (vehicle mounted) two-way radios commonly used by the public safety sector (e.g., police, fire, and emergency medical personnel), businesses (e.g., hotels, airports, farms, taxis, and construction firms), and government agencies within the United States and abroad. LMR systems are constructed to meet an organization's specific communication needs. The cost of a system varies widely, starting at approximately $60,000 for a basic configuration. The cost of radio sets can range from under $200 for a basic analog portable, to over $3,000 for a digital unit, depending upon features. Typically, there are no recurring airtime usage charges. Accordingly, LMR usage patterns are considerably different from those for cellular and other wireless communications tools. LMR usage is characterized by frequent calls of short duration. The majority of users make 20 to 50 calls per day, with most calls lasting less than 30 seconds. The average useful life is 8 years for a portable radio and 11 years for a mobile.

         LMR systems are the oldest form of wireless dispatch communications used in the U.S., having been first deployed by the Detroit Police Department in 1921. LMR is also the most widely used form of dispatch communications in the U.S., with current users estimated to exceed 16.3 million. Initially, LMR was used almost exclusively by law enforcement. At that time all radio communications were transmitted in an analog format. Analog transmissions typically consist of a voice or other signal modulated directly onto a continuous radio carrier wave. Over time, advances in technology decreased the cost of LMR products and increased its popularity and usage by businesses and other agencies. To respond to the growing usage, additional spectrum was allocated for LMR use.

         In recent years LMR has been characterized by slow growth of approximately 2% annually. This growth rate is a reflection of several factors:

         o LMR is a mature industry, having been in existence for over 70 years;

         o some LMR users are in mature industry segments that are themselves experiencing slow growth rates; and

         o most significantly, growth has been hampered by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hindered efforts of many potential new users from obtaining licenses for new systems.

         As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment utilize technology that is more spectrum-efficient. This effectively requires LMR users to migrate to digital systems. Responding to the mandate, APCO, in concert with several LMR manufacturers (including RELM), recommended an industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The standard is called Project 25. The primary objectives of Project 25 are to i) allow effective and reliable communication among users of compliant equipment, regardless of its manufacturer, ii) maximize radio spectrum efficiency, and iii) promote competition among LMR providers through an open system architecture.

         Although the FCC does not require public safety agencies or APCO to purchase Project 25-compliant equipment or otherwise adopt the standard, compliance with the standard is increasingly becoming the key consideration for government and public safety purchasers. Accordingly, we anticipate that the demand for Project 25-compliant equipment will fuel significant LMR market growth as users upgrade equipment to achieve interoperability and comply with the FCC mandate. A privately commissioned study estimates the addressable market for APCO Project 25-compliant products will total approximately $38 billion over the next five years. Roughly half of that estimate pertains to infrastructure equipment, which is defined as towers, antennas, controllers, and combiners.

         By some estimates, the LMR industry is as large as $5.7 billion in annual sales. Presently, one manufacturer dominates the market. However, the open architecture of the Project 25 standard effectively eliminates the ability of one or more major companies to lockout competitors. Formerly, because of proprietary characteristics incorporated in many conventional analog LMR systems, a customer was effectively precluded from purchasing additional LMR products from a company other than the initial provider of the system. Additionally, the system infrastructure technology was prohibitive for smaller communications companies to develop. Project 25 provides an environment under which users will have a wider selection of LMR suppliers, including smaller companies such as RELM.

DESCRIPTION OF PRODUCTS

         We design, manufacture, and market wireless communications equipment consisting of two-way radios, repeaters, base stations, and related components and subsystems. Two-way radios can be units that are hand-held (portable) or installed in vehicles (mobile). Repeaters expand the range of two-way radios, enabling them to operate over a wider area. Base station components and subsystems are installed at radio transmitter sites to improve performance by reducing or eliminating signal interference and to enable the use of one antenna for both transmission and reception.

         We employ both analog and digital technologies in our products. Our digital products are compliant with Project 25 specifications.

         We sell our products under the "BK RADIO," "UNIDEN," and "RELM" brand names. Generally, BK Radio-branded products serve the government and public safety market, while RELM and Uniden-branded products serve the business and industrial market.

         BK Radio (formerly "Bendix King") branded products consist of higher-specification land-mobile radios whose primary market focus is professional radio users in the government and public safety sectors. The BK Radio products have more extensive features and capabilities than the products offered in the RELM and Uniden product lines. Our Project 25-compliant digital products are marketed under the BK Radio brand.

         RELM and Uniden branded products provide basic, inexpensive, yet feature rich and reliable, two-way communications for business and industrial users, such as hotels, construction companies, schools, taxicab and limousine companies, and airports. Typically these users are not radio professionals, and require easy, fast, inexpensive communication among a defined group of users.

DESCRIPTION OF MARKETS

GOVERNMENT AND PUBLIC SAFETY MARKET

         The government and public safety market includes the military, fire, rescue, law enforcement, emergency medical personnel, as well as various agencies of federal, state, and local government. In most instances, BK Radio branded products serve this market and are sold either directly to end-users, or through two-way communications dealers. Government and public safety revenues represented approximately 82% of total sales for 2003, 78% of total sales for 2002 and 79% of total sales for 2001.

         Most government and public safety users currently use products that employ analog technology. However, users in the United States and certain other countries are migrating at an increasing rate to digital products that comply with the APCO Project 25 standard. The evolution of the standard and compliant digital products is explained in the INDUSTRY OVERVIEW section starting on page 2 of this report.

BUSINESS AND INDUSTRIAL MARKET

         This market includes businesses and enterprises of all sizes that require fast, push-to-talk communication among a defined group of users such as hotels, construction companies, schools, taxicab and limousine companies, and airports. We offer products to this market under the RELM and Uniden brand names. Most of our sales in this market are to dealers and distributors who then resell the products to end-users. Our sales to this market represented approximately 18% of total sales for 2003, 22% of total sales for 2002 and 21% of total sales for 2001.

ENGINEERING, RESEARCH AND DEVELOPMENT

         Our engineering and development activities are conducted in West Melbourne, Florida and Lawrence, Kansas by a team of 13 employees. Their primary development focus is the execution of our plan to design Project 25-compliant digital products, which started in 2001. During 2003, our first Project 25-compliant digital product, named the DPH, received FCC approval and was introduced to the market. In July 2003, the DPH was added to the contract to supply the DOI with digital two-way communications equipment. The DPH is the first in a series of digital products that we plan to introduce in 2004 through 2005 into both of our primary markets. A segment of our engineering team is responsible for product specifications based on customer requirements and supervising quality assurance activities. They also have primary responsibility for applied engineering, production engineering and the specification compliance of contract manufacturers.

         For 2003, 2002, and 2001, RELM's engineering and development expenditures were approximately $1.5 million, $1.9 million and $1.4 million, respectively. The effective use of internal resources and concentration on key initiatives, such as the APCO Project 25 digital program, has enabled us to contain and, in some instances, even reduce engineering expenses while delivering new products relatively quickly.

INTELLECTUAL PROPERTY
         Our United States patents covering various land-mobile radio products have expired. We have no plans to renew them. We hold several trademarks related to the "RELM" name and our product names. We also rely on trade secret laws and employee and third party non-disclosure agreements to protect our intellectual property rights.

MANUFACTURING AND RAW MATERIALS

         Our manufacturing strategy is to utilize the highest quality and most cost effective resources available for every aspect of our manufacturing. Consistent with that strategy, we have successfully implemented several outside contract manufacturing arrangements. These arrangements, some of which are with offshore concerns, have been instrumental in decreasing our product costs significantly, allowing us to improve our competitive position and gross margins.

         Contract manufacturers produce both completed products and LMR subassemblies on our behalf. Generally, the contract manufacturers purchase raw materials from approved sources and complete subassemblies or finished products in accordance with our specifications. An Original Equipment Manufacturer (OEM) manufacturing agreement governs the business relationship with each contract manufacturer. These agreements typically have a five-year term and may be renewed upon agreement by both parties. The scope of the contracts may also be expanded to include new products in the future.

         In connection with the acquisition in 2000 of the Uniden LMR product line, we entered into an OEM manufacturing agreement with Uniden America Corporation under which Uniden manufactures product with the Uniden brand name. The initial term of the contract was for 18 months. Although the contract expired in September 2001, both parties continue to operate under its original terms.

         We plan to continue to utilize contract manufacturing where it furthers our business objectives. This strategy allows us to focus on our core technological competencies of product design and development, and to reduce the substantial capital investment required to manufacture our products. We also believe that our use of experienced, high-volume manufacturers will provide greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product. To ensure that products manufactured by others meet our standards, our West Melbourne production and engineering team works closely with its ISO9002-qualified contract manufacturers in all key aspects of the production process. We establish product specifications, select the components and, in some cases, the suppliers. We retain all document control. We also work with our contract manufacturers to improve process control and product design, and to conduct periodic on-site inspections.

         We rely upon a limited number of both domestic and foreign suppliers for several key products and components. We place purchase orders from time to time with these suppliers and have no guaranteed supply arrangements. In addition, we obtain certain components from a single source. The amount of these components is not material relative to total component and raw material purchases. During 2003, 2002, and 2001, our operations have not been impaired due to delays from single source suppliers. However, the absence of a single source component could delay the manufacture of finished products. We manage the risk of such delays by securing second sources and redesigning products in response to component shortages or obsolescence. We strive to maintain strong relations with all our suppliers. We anticipate that the current relationships, or others that are comparable, will be available to us in the future.

SEASONAL IMPACT

         Demand for our "BK Radio" LMR products is typically the greatest during the summer season because of the increased forest fire activity during that time of year.

SIGNIFICANT CUSTOMERS

         Sales to the United States Government represented approximately 50%, 39% and 44% of our total sales for the years ended December 31, 2003 and 2002, and 2001, respectively. These sales were primarily to the United States Forest Service (USFS), the DOI and the Communications Electronics Command of the United States Army (CECOM).

         Sales to the USFS represented approximately 27%, 22%, and 34% of total sales for the years ended December 31, 2003, 2002 and 2001, respectively. Our new digital portable radio, the DPH, was added to the DOI contract in July 2003. For the year ended December 31, 2003 sales to the DOI represented approximately 12% of total sales. For the years ended December 31, 2003 and 2002 we had no sales to CECOM because our contract expired in 2001. Sales to CECOM represented approximately 10% of total sales for the year ended December 31, 2001.

         In December 2002, we were awarded a new contract with the USFS. It includes the portable radios and repeaters that were on the previous contract. Additionally, it includes our GMH mobile radio that was not on the previous contract. The new contract is for one year with two additional option years.

BACKLOG

         Our order backlog was approximately $2.8 million, $1.7 million, and $1.6 as of December 31, 2003, 2002, and 2001, respectively.

COMPETITION

         The worldwide land mobile radio markets are estimated to be $5.7 billion annually with annual growth of approximately 2%. We compete with many domestic and foreign companies in these markets. One competitor holds a share of the market estimated to exceed 70%. We compete in these markets by capitalizing on our advantages and strengths, which include price, quality, speed, and customer responsiveness.

EMPLOYEES

         We presently have 67 full-time employees, most of whom are located at our West Melbourne, Florida facility; 34 of these employees are engaged in direct manufacturing or manufacturing support, 13 in engineering, 12 in sales and marketing, and 8 in general and administrative activities. Our employees are not represented by any collective bargaining agreements, nor has there ever been a labor-related work stoppage. We believe our relations with our employees are good.

INFORMATION RELATING TO DOMESTIC AND EXPORT SALES

         The following table summarizes our sales of wireless communications equipment by location of our customers:

                                           2003         2002            2001
                                    --------------------------------------------
                                                    (in Millions)

         United States                     $18.5        $14.9           $21.8
         Other International                 1.2          1.0             1.0
                                    --------------------------------------------
         Total                             $19.7        $15.9           $22.8
                                    ============================================

PROPERTIES

OWNED

         We do not currently own any real estate.

LEASED

         The majority of our operations are conducted in approximately 54,000 square feet of leased industrial space at 7100 Technology Drive in West Melbourne, Florida. The original lease term is five years, which expires on June 30, 2005. Rental, maintenance and tax expenses were approximately $375,000, $378,000 and $384,000 in 2001, 2002 and 2003, respectively. We also lease 3,800 square feet of office space in Lawrence, Kansas, to accommodate a segment of our engineering team. This lease has a term of two years. Rental, maintenance and tax expenses for 2001, 2002 and 2003 were approximately $-0-, $20,000 and $33,000, respectively.

Legal Proceedings

         In 1993, a civil action was brought against us by a plaintiff to recover losses sustained on the note of a former affiliate totaling $1.7 million plus interest at 12% per annum. The plaintiff alleged violations of federal security and other laws by us in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by us and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, we filed motions for summary judgment to dismiss those complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by us and one of our directors. The lone remaining claim sought damages against us for non-payment of the note. We contended that this note was canceled and released for fair consideration in 1993 and that there was no basis in law or fact for the liquidator's claim. On March 1, 2004, we reached a settlement agreement. Under the terms of the settlement, we will pay to the plaintiff cash totaling $120,000 and issue 6,452 shares of restricted RELM common stock valued at the closing price on March 1, 2004. Consequently, we recognized a one-time charge of $140,000 in the fourth quarter 2003. The settlement is subject to the execution by both parties of a written agreement and release.

         In February 12, 1999, we initiated collection and legal proceedings in Sao Paulo, Brazil, against its Brazilian dealer, Chatral, for failure to pay for product shipments totaling $1.4 million which has been fully reserved in a prior year. In April 2001, the Brazilian court ordered us to post security with the court totaling approximately $300,000 in the form of cash or a bond in order for the case to proceed. We elected not to post security. Consequently, the case was involuntarily dismissed. On December 8, 1999, Chatral filed a counter claim against us alleging damages totaling $8 million as a result of our discontinuation of shipments to Chatral. On September 11, 2002 we agreed to a joint stipulation of dismissal under which all claims between the parties were released.

         Heath & Company filed a suit against RELM Wireless Corporation and RELM Communications, Inc. in the United States District Court for the District of Massachusetts in early 2001 year for breach of contract, misrepresentation and unfair trade practices. Pursuant to a Memorandum and Order dated April 24, 2001, most of Heath's claims were dismissed. The court ruled as a matter of law that a fact finder must determine whether RELM Communications withheld information it knew to be essential to the Plaintiff and whether it did so in a bad faith attempt to withdraw from a brokerage agreement. On March 21, 2002, the parties settled the matter for payment to Heath of $33,000.

         On December 20, 2000, a products liability lawsuit was filed in Los Angeles Superior Court in Los Angeles, California. Although the Company was not named in the suit, one of the defendants had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for us. On October 23, 2001, the purchaser of the assets of our former affiliate served us with a claim for indemnification under a provision of the asset purchase agreement. In June 2002, we were released from this matter.

         In June 1997, substantially all of the assets of a RELM specialty-manufacturing subsidiary were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, one indemnification claim is pending against us. On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas. RELM Wireless Corporation, RELM Communications, Incorporated, and the purchaser of the assets of our former specialty-manufacturing subsidiary are named defendants in these lawsuits. We have insurance coverage for these matters. The initial case was settled in February 2004 by the insurance companies involved, including ours. We did not incur any costs or liabilities related to the settlement. Counsel for our insurer is continuing to vigorously defend the remaining claim. Counsel believes we have meritorious defenses and the likelihood of an unfavorable outcome is remote.

         During 2002, the purchaser of the assets of our former specialty-manufacturing subsidiary ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355,000. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of the assets of our specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we have maintained the valuation reserve for the entire principal amount ($175,000) of the note that was established in 2002.

         In April 2002, we learned that the purchaser of the assets of our former paper-manufacturing subsidiary had ceased operations. The purchaser owes us $900,000 plus accrued interest under the terms of two secured promissory notes, and has defaulted on its obligations to make principal and interest payments. The Chief Executive Officer of the purchaser personally guaranteed the debt. Our security interest is subordinated to the security interest granted to the purchaser's senior lender. In connection with the sale of the subsidiary in 1997, we took back a secured promissory note from the purchaser in the initial aggregate principal amount of $2.4 million. In December 2000, the terms of the original promissory note were modified and we received a principal payment of $700,000 plus accrued interest of approximately $166,000. After this payment, the remaining principal amount due on the original note was $900,000. Also, as part of the modification agreement, the original note was replaced by two secured promissory notes, one in the principal amount of $600,000 and the other in the principal amount of $300,000. The $600,000 note was payable in ten annual installments starting on April 2, 2002. The $300,000 note was payable in five annual installments starting on January 1, 2003. Interest on both notes accrued at 2.75% over the prime rate and was payable, in the case of the $600,000 note, in annual installments, and, in the case of the $300,000 note, in semi-annual installments. The $600,000 note was subject to a standby creditor's agreement under which principal and interest payments on the note were contingent upon the purchaser achieving a certain debt service coverage ratio and the absence of any uncured defaults on other loans or agreements of the purchaser. As security for both notes, the purchaser has granted to us a lien and security interest in certain collateral. Our security interest, however, is subordinated to the security interest granted to the purchaser's senior lender. In addition, the Company was subject to a standstill agreement with the senior lender. A principal of the purchaser guaranteed the prompt and complete payment of both notes when due. Both notes were subject to forbearance fee payment agreements with both the purchaser and the guarantor under which additional amounts may be payable to us if there is a merger, sale or change of control of the purchaser and if the notes are not paid in full by certain dates. In December 2002, the purchaser's senior lender notified us that they had sold the purchaser's assets for $200,000. This amount was not sufficient to provide any recovery of amounts owed to us under the notes. In February 2003, with the assistance of counsel, we initiated legal proceedings against the guarantor. In October, 2003 we were awarded a judgement against the guarantor in the amount of $1.0 million. We have not been able to ascertain the financial position of the guarantor or evaluate his ability to pay the debt. Accordingly, we have maintained the valuation reserve for the entire principal amount ($900,000) of the two promissory notes that was established in the first quarter 2002.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

         The following table presents information with respect to our executive officers, directors and other key employees.

EXECUTIVE OFFICERS AND DIRECTORS:

           NAME                                 AGE                  POSITION
------------------------------------           ------       ------------------------------------------------
George N. Benjamin, III (3)                      66         Chairman of the Board
David P. Storey                                  51         President, Chief Executive Officer, and Director
William P. Kelly                                 48         Executive Vice President and Chief Financial Officer
Ralph R. Whitney, Jr. (1)(3)                     68         Director
James C. Gale (1)(2)                             54         Director
Randolph K. Piechocki (1)(2)(3)                  51         Director
Donald F.U. Goebert (2)                          66         Director

(1)  Member of the audit committee.
(2)  Member of the Compensation Committee.
(3)  Member of the nominating committee.


OTHER KEY EMPLOYEES:

           NAME                                 AGE                  POSITION
------------------------------------           ------       ------------------------------------------------
Harold B. Cook                                   58         Vice President of Operations
James W. Spence                                  49         Executive Vice President of Engineering
Theresa Zagaruyka                                48         Vice President of Engineering
Christopher Ramsden                              48         Vice President of Federal Sales and Marketing

         The business experience of our executive officers and directors as well as our other key employees is set forth below:

         GEORGE N. BENJAMIN, III has been our Chairman of the Board since May 2003 and a director since January 1996. He has served as a director of Stonebridge Financial Corporation since January 2000 and a director of Aubeta Network Corporation, a facility-based wide area network company, since December 2002. From August 1999 to October 2001, he was the president and chief executive officer of Keystone Networks, Inc., an optical network developer. He was president of BICC Brand Rex from June 1993 to August 1999, and was president and chief executive officer of BICC Cables Corp., N.A., a manufacturer of electrical wires and cable, from August 1998 through June 1999. He was a group vice-president of the Marmon Group, Incorporated, a management consulting organization, from August 1988 until October 1995. He was president of Tie Communications, Incorporated, a provider of business communications and information distribution products from April 1992 to October 1995. He has been a consultant and partner in Trig Systems, LLC, a management and consulting company, since July 1987..

         DAVID P. STOREY has been our President and Chief Executive Officer since July, 2000, after serving as our Executive Vice President and Chief Operating Officer from June 1998 to July 2000. From January 1994 to June 1998, he was executive vice president of manufacturing for Arris Corporation (formerly Antec Corporation). At Arris Mr. Storey was responsible for six manufacturing facilities which consisted of 2 million sq. ft. of manufacturing and distribution services. In the years preceding Arris, Mr. Storey was an officer of Keptel, Inc, which was acquired by Arris. He has also held senior management positions with EG&G, GTE, Exxon Office Systems, American Hospital Supply and Gould, Inc.

         WILLIAM P. KELLY has been our Executive Vice President and Chief Financial Officer since July 1997, and Secretary since June 2000. From October 1995 to June 1997, he was Vice President and Chief Financial Officer of our subsidiary, Relm Communications, Inc. From January 1993 to October 1995, he was the Financial Director of Harris Corp. Semiconductor Sector.

         RALPH R. WHITNEY JR. has been a director since January 1992. From January 1971 to January 2002, Mr. Whitney was the president and chief executive officer of Hammond Kennedy Whitney & Co., Inc., an investment banking company. From January 2001 to June 2002, Mr. Whitney served as a director of IFR Systems, Inc., a manufacturer of test equipment for the military. Since 1971, he has been a director of Baldwin Technology Co., Inc., a manufacturer of printing press equipment, First Technology, PLC, a manufacturer and supplier of electronic optical sensors, Reinhold Industries, Inc., a manufacturer of composite components in the aerospace, defense and commercial lighting industries, and DURA Automotive Systems, Inc., a manufacturer of automobile windows, seat and door assemblies.

         JAMES C. GALE has been a director since October 1993. Mr. Gale presently serves as the chairman of the board of Valera Pharmaceuticals, Incorporated and Alpex Pharma SA. He also serves as a director of Avantium Technologies BV and Cedarburg Pharmaceuticals, Incorporated. Since September 1998, Mr. Gale has been a managing director of Sanders Morris Harris, an investment banking company. From 1991 to 1998, Mr. Gale was a managing director of Gruntal & Co., L.L.C., an investment banking and management company.

         RANDOLPH K. PIECHOCKI has been a director since October 2002. He has served as president of Palco Telecom Service, Inc., a provider of reverse logistic and warranty fulfillment services, from August 1999 to the present. He has held senior level management and advisory positions at TxPort, a manufacturer of carrier class WAN access devices, from October 1997 to August 1999, Voice Control Systems from July 1997 to October 1997 and American Mobile Satellite, a wireless service provider, from April 1996 to September 1996.

         DONALD F. U. GOEBERT has served as Chairman of the Board (and a director of our predecessor) from March 1968 until May 2003 and has been a director to the present. He presently serves as a director of Stonebridge Financial Corporation. He was the President of our predecessor from March 1968 to October 1988, and our President and Chief Executive Officer from April 1993 to December 1997. He has been president of Chester County Fund, Inc., a commercial real estate company, since 1968. Mr. Goebert is a director of Investors Insurance Group, Inc., a commercial insurance company.

         Our other key employees and their biographies are as follows:

         HAROLD B. COOK has been our Vice President of Operations since July 2000. Mr. Cook joined us in April 1997 as Director of Manufacturing. Prior to joining us, Mr. Cook held the position of Director of Manufacturing Operations at Computer Products Incorporated, Fujitsu America Inc., and Ampro Corporation. Mr. Cook also held operations management positions at Storage Technology Corporation and Harris Corporation.

         JAMES W. SPENCE has been our Executive Vice President of Engineering since January 2004. He served as our Director of Engineering from April 1999 to December 2003. Previously he was Engineering Manager with Dolphin Technology, L.C., performing system, embedded software, DSP, and hardware design to create trunked and secure mode radio products. From August 1983 to October 1994 he held various positions with Bendix/King, lastly as Software and Digital Engineering Group Leader. He was an original designer of the BK Radio product line, beginning with the LPH portable radio. In the years prior to Bendix/King, he held various engineering design positions with IBM. Mr. Spence holds Bachelor's and Master's degrees in Electrical Engineering from the University of Kansas.

         THERESA M. ZAGARUYKA has been our Vice President of Engineering since January 2004. She served as RELM's Director of Engineering from April 1999 to December 2003. Prior to joining RELM, she was Business Manager of Dolphin Technology, L.C., a consulting firm specializing in telecommunications applications. From January 1988 to February 1994 she was involved in the development of the software platform for Bendix/King radio products. Ms. Zagaruyka holds a Bachelor of Science degree in Electrical Engineering from the University of Kansas.

         CHRISTOPHER RAMSDEN has been our Vice President of Federal Sales and Marketing since January 2003. Prior to joining us, Mr. Ramsden served as the Director of Sales & Marketing for Kenwood Communications from February 2000 to January 2002. He also served in various senior-level sales and marketing positions with Bell South from August 1990 to February 2000. Mr. Ramsden has also held sales and marketing positions at Motorola and U.S. West.

BOARD OF DIRECTORS AND INDEPENDENCE

         The board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. For purposes of determining the independence of each member of our board of directors and the committees of the board of directors, we have used the definition of independence contained in Nasdaq Marketplace Rule 4200(a)(15). Under applicable SEC rules and regulations, we are permitted to use this definition of independence even though our shares of common stock are not listed on Nasdaq or a national securities exchange.

         The board of directors is currently fixed at six members. Our board of directors reviews the relationships that each director has with us and other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and who the board of directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The board of directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members' current and historic relationships with us and our subsidiaries; their relationships with management and other directors; the relationships their current and former employers have with us and our subsidiaries; and the relationships between us and other companies on which our board members are directors or executive officers. After evaluating these factors, the board of directors has determined that four of its six members are "independent" as defined by Nasdaq Marketplace Rule 4200(a)(15), all applicable rules and regulations of the SEC, and for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended. These four directors are: George N. Benjamin, III, Ralph R. Whitney Jr., Donald F.U. Goebert and Randolph K. Piechocki.

         Independent members of our board of directors meet in executive session without management present, and are scheduled to do so at least two times per year. The board of directors has designated Mr. Benjamin as the presiding director for these meetings. Each director holds his office until the next annual meeting of stockholders unless he resigns or is removed or disqualified. Officers are elected by the board of directors and any number of offices may be held by the same person.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The board of directors held seven (7) meetings during 2003, and each of the directors attended at least seventy-five percent (75%) of the total number of meetings of the board of directors and committees (if any) on which he served. The board of directors has a standing audit committee, compensation committee and nominating committee.

         AUDIT COMMITTEE. The members of the audit committee are Ralph R. Whitney Jr., who serves as the chairperson, and James C. Gale and Randolph K. Piechocki. The board of directors has adopted an audit committee charter, which is attached as Appendix A to this proxy statement. The audit committee charter requires that the audit committee consist of three or more members of the board of directors, each of whom are independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15). Under exceptional and limited circumstances, however, one member of the audit committee who is not independent may serve as a member so long as the board determines that it is in the best interests of us and our stockholders for such individual to do so. Each of the members of the audit committee are independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15), except for Mr. Gale who the board has determined qualifies for the foregoing independence exception. The board of directors has determined that Mr. Whitney is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K.

         The audit committee has oversight responsibility for quality and integrity of our consolidated financial statements. The committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The audit committee met seven (7) times during fiscal year 2003. The primary functions of the audit committee are to oversee: (i) the audit of our consolidated financial statements provided to the SEC and our security holders; (ii) our internal financial and accounting processes; and
(iii) the independent audit process. Additionally, the audit committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3),
(4), and (5) of the Exchange Act, concerning the responsibilities relating to:
(a) registered public accounting, (b) complaints relating to accounting, internal accounting controls or auditing matters, (c) authority to engage advisors and (d) funding. These and other aspects of the audit committee's authority are more particularly described in the audit committee charter amended and adopted by the board of directors, which is attached as Appendix A to this proxy statement.

         In 2003, the audit committee adopted a formal policy concerning approval of audit and non-audit services to be provided to us by our independent auditor, BDO Seidman LLP. The policy requires that all services to be provided by BDO Seidman LLP, including audit services and permitted audit-related and non-audit services, must be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by BDO Seidman LLP during 2003.

         COMPENSATION COMMITTEE. James C. Gale, Donald F.U. Goebert and Randolph
K. Piechocki are members of the compensation committee, and Mr. Gale serves as the chairperson. All members of the compensation committee are independent as defined by Nasdaq Marketplace Rule 4200(a)(15), except for Mr. Gale. The compensation committee is responsible for reviewing and approving all compensation arrangements for our executive officers, and is also responsible for administering the stock option plans. During 2003, the compensation committee met two (2) times and otherwise acted by unanimous written consent.

         NOMINATING COMMITTEE. In February 2004, the board established the nominating committee. The members of the nominating committee are George N. Benjamin, III, Ralph R. Whitney Jr., and Randolph K. Piechocki, and Mr. Piechocki serves a chairperson. All members of the nominating committee are independent as defined by Nasdaq Marketplace Rule 4200(a)(15). The nominating committee does not have a charter.

         The nominating committee is responsible for evaluating and recommending individuals for election or reelection to the board of directors and its committees. The nominating committee will consider director candidates that are recommended by stockholders. The nominating committee strives to complement and supplement skills within the existing board and strengthen any identified insufficiencies. In selecting the candidates, there is no firm requirement of minimum qualifications or skills that a candidate must possess. The nominating committee evaluates director candidates based on a number of qualifications, including their independence, judgment, character, financial literacy, expertise in the industry, experience developing and analyzing business strategies, risk management skills, and, for incumbent directors, his or her past performance. Further criteria include a candidate's personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the board. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

COMPENSATION OF DIRECTORS

         During 2003, we paid to each of our non-employee directors meeting fees of $1,000 for attendance in person and $500 for attendance by telephone at each board meeting. We also paid to each of our non-employee directors who served on any committee of the board meeting fees of $250 for attendance at each meeting of any such committee which was held in conjunction with a meeting of the board and meeting fees of $500 for attendance at each meeting of any such committee which was not held in conjunction with a board meeting. Each of our non-employee directors who served as chairperson of any committee of the board of directors also received a $1,000 fee. In addition, our directors receive a yearly retainer fee of $8,000. During 2003, we paid $25,000 to Mr. Benjamin for his services as Chairman of the Board. Pursuant to the terms of the 1996 Non-Employee Director Stock Option Plan, each non-employee director is entitled to receive stock options for service as a director. Accordingly, a grant of a stock option for the purchase of 5,000 shares is made to each non-employee director on the date of each annual meeting of shareholders at which that person is elected or re-elected as a director (or if the annual meeting has not been held by June 30 of that year the grant is made as of June 30th of that year to each of the persons qualifying and who has been a non-employee director for at least three months). Options are granted at an exercise price equal to the fair market value of our common stock on the date of grant, become fully exercisable eleven months after the date of grant, or earlier upon a change of control as defined in the Plan, and expire five years from the date of grant or earlier in the event service as a director ceases. On May 6, 2003, a grant of stock options for the purchase of 5,000 shares was made to each of our non-employee directors at an exercise price of $0.26 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the compensation committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries, or had any employment relationship with us.

         During the last fiscal year, none of our executive officers served as:

         o a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

         o a director of another entity one of whose executive officers served on our compensation committee; and

         o a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our articles of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Nevada law. The limitation on our directors' liability may not apply to liabilities arising under the federal securities laws. Our articles of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

CODE OF ETHICS

         The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, and a Code of Ethics for the chief executive officer and senior financial officer. We will provide to any person, without charge, a copy of these codes of ethics on the written request of any such person addressed to the Secretary at RELM at 7100 Technology Drive, West Melbourne, Florida 32904.

EXECUTIVE COMPENSATION

         The following table sets forth the annual and long term compensation for each of the last three years ended December 31, 2003, 2002 and 2001 earned by or paid to Messrs. Storey and Kelly, who served as our President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Secretary, respectively, during 2003 (each, a "Named Officer"). No other executive officer was paid salary and bonus compensation by us which exceeded $100,000 during 2003, 2002 or 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                        ANNUAL COMPENSATION                      AWARDS
                                                 -----------------------------------------------------------------
                                                                                       SECURITIES
                                                                       OTHER ANNUAL    UNDERLYING     ALL OTHER
                                                                       COMPENSATION   COMPENSATION   COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR      SALARY ($)   BONUS ($)       ($)       OPTIONS (#)       ($)(1)
-------------------------------------------------------------------------------------------------------------------
David P. Storey................      2003         225,014    56,000          -             -            1,552
President and Chief Executive        2002         225,014       -            -             -            5,875
   Officer                           2001         203,486       -            -            245,000       7,105

William P. Kelly...............      2003         135,013    34,000          -             -              984
Executive Vice                       2002         135,013       -            -             -            4,731
Chief Financial Officer and          2001         129,187       -            -             77,500       4,390
   Secretary

(1) The amounts shown in the column titled "All Other Compensation" for the year 2001 and 2002 include both employer contributions to our 401(k) plan and disability insurance premiums paid by us for the benefit of the Named Officers.

         The Named Officers did not receive any other annual compensation during the three-year period not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate in any year did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Officer.

STOCK OPTION GRANTS

         During the years ended December 31, 2003 and 2002, we made no grants of stock options to the Named Officers.

         We do not currently have (and have not previously had) any plan pursuant to which any stock appreciation rights may be granted.

STOCK OPTION HOLDINGS

         The following table provides summary information regarding stock options held by each of our Named Officers as of December 31, 2003. No Named Officer exercised stock options during 2003.

                                      NUMBER OF SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT                   IN-THE-MONEY OPTIONS AT
                                             DEC. 31, 2003 (#)                      DEC. 31, 2003 ($)(1)
                                 -----------------------------------------------------------------------------------
              NAME                    EXERCISABLE        UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
David P. Storey................         600,000                    -           144,438                -
William P. Kelly...............         297,500               10,000           103,438              5,500

(1) The value of unexercised options are based on the difference between the $1.55 closing price of our common stock on December 31, 2003 on the OTC Bulletin Board, and the respective option exercise prices.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         We do not currently have any employment agreement or change in control arrangements with any of our executive officers.

BENEFIT PLANS

         STOCK OPTION PLANS. We maintain the 1996 Stock Option Plan for Non-Employee Directors and the 1997 Stock Option Plan, whereby eligible officers, directors and employees can be granted options for the future purchase of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire. At December 31, 2003, 1,364,000 shares were reserved for issuance under outstanding options under the plans and 336,000 unissued options were available under the two plans. Generally, employee options have a 10-year life and vest over a 4-year period from the grant date. Director options have a five-year life and vest eleven months from the grant date.

         401(K) RETIREMENT PLAN. We sponsor a participant contributory retirement (401(k)) plan, which is available to all employees. Our contribution to the plan is either a percentage of the participants salary (50% of the participants contribution up to a maximum of 6%) or a discretionary amount. In 2003, we elected to not contribute to the participants' retirement plan.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2003 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, the 1996 Stock Option Plan for Non-Employee Directors and the 1997 Stock Option Plan.


-------------------------------------- -------------------------- ----------------------- ----------------------------
                                                                                                      (C)
                                                  (A)                        (B)               NUMBER OF SECURITIES
                                        FOR NUMBER OF SECURITIES     TO WEIGHTED AVERAGE       REMAINING AVAILABLE
                                        BE ISSUED UPON EXERCISE      EXERCISE PRICE OF         FUTURE ISSUANCE UNDER
                                        OF OUTSTANDING OPTIONS,        OUTSTANDING             EQUITY COMPENSATION PLAN
                                             WARRANTS AND            OPTIONS, WARRANTS         (EXCLUDING SECURITIES
            PLAN CATEGORY                      RIGHTS                  AND RIGHTS              REFLECTED IN COLUMN (A)
-------------------------------------- -------------------------- ----------------------- ----------------------------
Equity compensation plans approved
by security holders..............              1,364,000                    $1.66                  336,000

-------------------------------------- -------------------------- ----------------------- ----------------------------
Equity compensation plans not
approved by security holders.....                      -                     -                           -

-------------------------------------- -------------------------- ----------------------- ----------------------------

Total............................              1,364,000                    $1.66                  336,000
                                               =========                    =====                  =======
-------------------------------------- -------------------------- ----------------------- ----------------------------

                             PRINCIPAL SHAREHOLDERS

         The table below sets forth information regarding the beneficial ownership of our common stock as of October 1, 2003, by the following individuals or groups:

         o each person or entity who is known by us to own beneficially more than 5.0% of our common stock;

         o        each of our named executive officers;

         o        each of our directors; and

         o        all of our directors and named executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock that are subject to our stock options, warrants and 8% convertible subordinated promissory notes that are presently exercisable or exercisable within 60 days of March 30, 2004 are deemed to be outstanding and beneficially owned by the person holding the stock options, warrants or convertible subordinated promissory notes for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

         Unless indicated otherwise below, the address of our directors and executive officers is c/o RELM Wireless Corporation, 7100 Technology Drive, West Melbourne, Florida 32904. Except as indicated below, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them. As of March 30, 2004, we had outstanding 9,840,639 shares of our common stock.

       NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER OF SHARES BENEFICIALLY OWNED      PERCENTAGE OWNERSHIP
       ------------------------------------          -----------------------------------      --------------------
Corporate Opportunities Fund, Corporate
   Opportunities Fund Institutional, L.P....              2,714,053      (1)(2)                          24.8%
Corporate Opportunities Fund, L.P...........                425,915      (1)(3)                           4.3%
Corporate Opportunities Fund
   (Institutional), L.P.....................              2,288,138      (1)(4)                          21.2%
SMM Corporate Management, LLC...............              2,714,053      (1)(5)                          24.8%
Sanders Morris Harris Inc...................              2,739,053      (1)(6)                          25.0%
Wireless Age Communications, Inc............              1,196,808      (7)                             10.8%
Bruce Galloway..............................                631,736      (8)                              6.4%
Donald F.U. Goebert.........................              1,587,964      (9)(10)(11)(12)(14)             16.1%
Ralph R. Whitney, Jr........................                 55,469      (12)(14)                    *
James C. Gale...............................              2,784,053      (12)(13)(14)                    25.3%
George N. Benjamin, III.....................                 85,056      (12)(14)                    *
Randolph K. Piechocki.......................                 10,000      (12)(14)                    *
David P. Storey.............................                600,000      (12)(14)(15)                     5.7%
William P. Kelly............................                297,500      (12)(15)                         2.9%
All executive officers and directors as a
   group (7 persons)........................              5,420,042      (9)(10)(11)(12)                 45.2%

---------------
     *Less than 1%

1) As disclosed in Amendment No. 3 to Schedule 13D filed by Corporate Opportunities Fund, L.P. ("COF"), Corporate Opportunities Fund (Institutional), L.P. ("COFI", and together with COF, the "Funds"), SMM Corporate Management, LLC ("SMM"), general partner of the Funds, Sanders Morris Harris Inc. ("SMH"), the controlling member of the general partner, and James C. Gale ("Gale"), the chief investment officer, a manager, and member of the general partner, dated September 8, 2003, are deemed to have sole voting and dispositive power as follows: the Funds:
       2,714,053; COF: 425,915; COFI: 2,288,138; SMM: 2,714,053; SMH: 2,784,053;
       and Gale: 2,759,053. The address of the Funds, SMM, and Gale is 126 East 56th Street, 24th Floor, New York, NY 10022; and of SMH is 600 Travis, Suite 3100, Houston, TX 77002.

2) Includes presently exercisable warrants to purchase 1,111,110 shares of common stock.

3) Includes presently exercisable warrants to purchase 173,888 shares of common stock.

4) Includes presently exercisable warrants to purchase 937,222 shares of common stock.

5)     Includes shares beneficially owned by COF and COFI.

6)     Includes shares beneficially owned by SMM.

7) As disclosed in Amendment No. 1 to Schedule 13D filed by Wireless Age Communications, Inc. ("Wireless") dated February 5, 2004, Wireless has sole voting and dispositive power over 1,196,808 shares of our common stock underlying $2,250,000 aggregate principal amount of our outstanding 8% convertible subordinated promissory notes due December 31, 2004, subject to the first priority security interest of Stacey Minichiello in $1,700,000 aggregate principal amount of such notes and the underlying shares. Mr. John Simmonds is chief executive officer of Wireless. The address of Wireless is 13980 Jane Street, King City, Ontario, Canada L7B 1A3.

8) As disclosed in Amendment No. 1 to Schedule 13G filed by Bruce Galloway dated June 17, 2003, Mr. Galloway has sole voting and dispositive power over the shares. The address of Mr. Galloway is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.

9) Includes 60,000 shares owned by a partnership controlled by Mr. Goebert. The address for Mr. Goebert is 400 Willowbrook Lane, West Chester, PA 19382

10) Includes 23,366 shares held in a custodial account for our Employee Stock Purchase Program, of which Mr. Goebert is a custodian, and 789 shares held in a Trust under our 401(k) plan, of which Mr. Goebert is a Trustee.

11) Includes 809,154 shares held jointly by Mr. Goebert with his wife, and 3,887 shares held in the name of his wife.

12) Share ownership of the following persons includes options or warrants presently exercisable or exercisable within 60 days of March 30, 2004 as follows: for Mr. Goebert - 5,000 shares; for Mr. Whitney - 30,000 shares; for Mr. Gale - 1,141,110 shares; for Mr. Benjamin - 58,478 shares; for Mr. Piechocki - 10,000; for Mr. Storey - 600,000 shares; and for Mr. Kelly - 297,500 shares.

13) Mr. Gale and his wife jointly own 20,000 shares of our common stock. Additionally, Mr. Gale is managing director of SMH, an investment banking company. Also includes the 2,784,053 shares of our common stock beneficially owned by Mr. Gale as described in note (1) above.

14)    The named person is a director of RELM.

15)    The named person is an executive officer of RELM.

                              CERTAIN TRANSACTIONS

         In a private sale completed August 2003, we issued 500,000 shares of our common stock to three funds affiliated with our directors for a purchase price of $0.60 per share. The proceeds from the sale were used to payoff our then existing credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line.

                        DESCRIPTION OF THE UNIT WARRANTS

         We issued the unit warrants pursuant to a warrant agreement with American Stock Transfer and Trust Company as warrant agent. The following description is a summary of the material provisions of the warrant agreement governing the unit warrants. This summary is not complete and is qualified in its entirety by reference to the warrant agreements which is filed as an exhibit to the registration statement of which this prospectus is a part.

         Both the unit warrant certificates and the warrant agreement are governed by the laws of the State of Florida.

THE UNIT WARRANTS

GENERAL

         Each unit warrant, when exercised, will entitle the holder to receive one fully paid and nonassessable share of our common stock (the "unit warrant shares"), at an exercise price of $1.05 per share (as adjusted from $1.08 per share to give effect to our August 2003 private sale of 500,000 shares of our common stock at $0.60 per share), subject to adjustment (the "unit warrant exercise price"). The unit warrant exercise price and the number of unit warrant shares issuable upon the exercise of a unit warrant are both subject to adjustment in the cases referred to below.

         The unit warrants became exercisable on February 12, 2003. Unless exercised, the unit warrants will automatically expire on 5:00 p.m., New York City time, on February 11, 2006 (the "unit warrant expiration date"). We may extend the expiration date by providing notice thereof to the registered holders.

         The unit warrants may be exercised by surrendering the warrant certificates evidencing the unit warrants to be exercised with the accompanying subscription form that is properly completed and executed, together with payment of the unit warrant exercise price to the warrant agent. The unit warrant exercise price may be paid in cash in United States dollars by wire transfer or by certified or official bank check to the order of Relm Wireless Corporation.

         Upon surrender of the warrant certificate and payment of the unit warrant exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole unit warrant shares to which the holder is entitled. If less than all of the unit warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of unit warrants. Holders of unit warrants will be able to exercise their unit warrants only if a registration statement relating to the unit warrant shares underlying the unit warrants is then in effect, or the exercise of such unit warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of unit warrants or other persons to whom it is proposed that unit warrant shares be issued on exercise of the unit warrants reside.

         No fractional unit warrant shares will be issued upon exercise of the unit warrants. We will pay to the holders of the unit warrant at the time of exercise an amount in cash equal to such fraction multiplied by the current market value of such fractional share determined as follows:

                  (a) If our common stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the last reported sale price of our common stock on such exchange on the last business day prior to the date of exercise of the unit warrant or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

                  (b) If our common stock is not listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of the unit warrant; or

                  (c) If our on common stock is not so listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board and bid and asked prices are not so reported by the National Quotation Bureau, Inc., the current value shall be an amount determined in such reasonable manner as may be prescribed by our board of directors.

         In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Tax Considerations--Tax Treatment of Registered Warrants."

         Certificates for unit warrants will be issued in fully registered form only. A service charge may be imposed by the warrant agent for registration of transfer or exchange of warrant certificates. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of unit warrants.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised unit warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court. As a result, the holders of the unit warrants may, even if sufficient funds are available, receive no consideration or a lesser amount of consideration than they would be entitled to receive if they had exercised their unit warrants prior to the commencement of any such bankruptcy or reorganization.

NO RIGHTS AS SHAREHOLDERS

         The holders of unexercised unit warrants will have no right to vote on matters submitted to our Shareholders and will have no right to receive dividends. The holders of the unit warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up.

ADJUSTMENTS

         The number of unit warrant shares issuable upon exercise of the unit warrants and the unit warrant exercise price will be subject to adjustment in the following circumstances as specified in the warrant agreement:

         (1) In case of any reclassification, capital reorganization, or other change of outstanding shares of common stock, or in case of any consolidation or merger with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of common stock), or in case of any sale or conveyance to another corporation of our property as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction);

         (2) If we, at any time while the unit warrants are outstanding, (i) pay a stock dividend (except scheduled dividends paid on preferred stock that contain a stated dividend rate) or otherwise make a distribution or distributions on shares of our common stock or on any other class of capital stock payable in shares of common stock, (ii) subdivide outstanding shares of our common stock into a larger number of shares, or (iii) combine outstanding shares of our common stock into a smaller number of shares;

         (3) If we, at any time while the unit warrants are outstanding, distribute to all holders of our common stock (and not to holders of unit warrants) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security; or

         (4) Except in the case of our issuing rights to subscribe for shares of our common stock distributed to all the holders of our common stock and the exercise of such rights or the exercise of any stock, warrants or options or stock appreciation rights that may hereafter be exercised under any employee benefit plan of ours now existing, if we or any subsidiary thereof, as applicable with respect to "Common Stock Equivalents" (as defined below), at any time while unexpired unit warrants issued hereunder are outstanding, issue (i) shares of our common stock at a price per share (an "Issuance Price") that is less than the lower of eighty-five (85%) percent of the closing bid price of our common stock on the date of such issuance or the exercise price (the "Trigger Price") or (ii) rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock ("Common Stock Equivalents"), entitling any person to acquire shares of our common stock at an Issuance Price that is less than the Trigger Price (if the holder of the Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices, receives shares of common stock at a conversion or exercise price less than the Trigger Price, such issuance shall be deemed to have occurred for less than the Trigger Price).

         Adjustments shall be made at the time of warrant exercise.

REDEMPTION

         Subject to the provisions of the warrant agreement, beginning on the initial exercise date the unit warrants may be redeemed at our option on not less than 30 days' prior written notice for a redemption price of $0.10 per warrant if for any twenty (20) consecutive days during such period the last reported sales price of our common stock for each trading day during such period is at least 150% of the exercise price of the unit warrants. In the event we exercise our right to redeem the unit warrants, the unit warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any unit warrant called for redemption is not exercised by such date, it will cease to be exercisable and the registered holder will be entitled only to the redemption price.

RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding unit warrants. Such shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.

AMENDMENT

         From time to time, we and the warrant agent, without the consent of the holders of the unit warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holders of the unit warrants will require the written consent of the holders of a majority of the then outstanding unit warrants, excluding unit warrants held by us or any of our affiliates. The consent of each holder of the unit warrants affected will be required for any amendment pursuant to which the unit warrant exercise price would be increased or the number of unit warrant shares issuable upon exercise of unit warrants would be decreased, other than pursuant to adjustments provided in the warrant agreement, or the exercise period with respect to the unit warrants would be shortened.

REGISTRATION OF THE UNIT WARRANT SHARES

         We filed and caused to become effective a registration statement covering the unit warrant shares and agreed to use our best efforts to keep the registration statement current while any of the unit warrants are outstanding.

WARRANT AGENT

         American Stock Transfer & Trust Company is the warrant agent with respect to the unit warrants.

                          DESCRIPTION OF CAPITAL STOCK

         The following summarizes all of the material terms and provisions of the our capital stock. It does not purport to be complete, however, and is qualified in its entirety by the actual terms and provisions contained in our articles of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada law.

AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of:

         o 20,000,000 shares of common stock, par value $0.60 per share, of which 9,840,639 shares are outstanding; and

         o 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding.

STOCK RESERVED FOR ISSUANCE

         We have reserved 1,364,000 shares of common stock for issuance upon exercise of outstanding stock options and 6,197,655 shares for issuance upon exercise of outstanding warrants and convertible notes. We have not reserved any shares of preferred stock for issuance.

         COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have never paid dividends in the past and do not intend to do so in the future. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. There are no sinking fund provisions applicable to our common stock. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

         PREFERRED STOCK

         Under our articles of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. These rights, designations and preferences may include:

         o        number of shares to be issued;

         o        dividend rights;

         o        dividend rates;

         o right to convert the preferred shares into a different type of security;

         o        voting rights attributable to the preferred shares;

         o        liquidation preferences; and

         o        terms of redemption.

         If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. The board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

WARRANTS

         In addition to the unit warrants, we have previously issued warrants to purchase shares of our common stock. We have warrants outstanding for the purchase of 806,642 shares of our common stock with an exercise price of $1.88. The warrants became exercisable on September 16, 2000. The warrants have a five year term and expire thereafter. The warrants were issued pursuant to two separate warrant agreements in May 2000. The warrants contain provisions that prevent the possible dilution of the warrant holders through automatic adjustments in the number of shares purchasable upon exercise of the warrants in the event of certain actions affecting our capital stock.

CONVERTIBLE NOTES

         We have outstanding $3.15 million of our convertible subordinated notes as of December 31, 2003. The notes earn interest at 8% per annum, are convertible at $1.88 per share, and are due on December 31, 2004. Registration rights were granted to the note holders, and effective June 16, 2000, the common shares underlying the notes were registered. The notes contain provisions that prevent the possible dilution of the note holders through an automatic adjustment in the conversion price in the event of certain actions affecting our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE BY EQUITY HOLDERS

         We have 9,840,639 shares outstanding, of which 8,565,088 shares are freely tradable without restriction under the Securities Act.

         In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an affiliate, then the holder of the restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly reported volume of trading of our common stock on the NASDAQ SmallCap Market during the four calendar weeks preceding the sale. The holder may only sell shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning us.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of the restricted shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions above.

         As of the date of this prospectus, options, warrants and convertible securities to purchase or receive an aggregate of 3,907,290 shares of common stock are issued and outstanding. We have not filed a registration statement on Form S-8 or any other registration statement which would cover the common stock that may be issued pursuant to the exercise of stock options granted under our stock option plans. As such, the shares issuable upon the exercise of the options will be restricted securities and subject to Rule 144, as described above.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

         We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in our control or management.

NEVADA LAW

         Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411- 78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

         o any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

                  o an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

                  o an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

                  o representing 10% or more of the earning power or net income of the corporation;

         o any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;

         o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder"; and

         o transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder", or the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

         An "interested stockholder" is a person who

                  o directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

                  o is an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

         o the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder";

         o the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

         o the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections
                  78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation. Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquiror, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days, unless the acquiror agrees to a later date, after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call some of the acquiror's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

ARTICLES OF INCORPORATION

         Our articles of incorporation authorize the issuance of one million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of our common stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company which could be beneficial to our shareholders. None of these shares of preferred stock are outstanding as of the date of this prospectus. Although our board of directors has no present intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future.

BYLAWS

         Provisions of our bylaws which are summarized below may affect potential changes our control.

         The bylaws provide the number of directors on our board of directors shall be established by the board of directors, but shall be no less than one. Between shareholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

         Our bylaws further provide that shareholder action may be taken at a meeting of shareholders. Under Nevada law, action may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Nevada law requires a greater percentage.

         These provisions of our bylaws could discourage potential acquisition proposals and could delay or prevent a change in our control or management. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

         We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING

         Our common stock and the warrants were previously listed on the Nasdaq Small Cap Market under the symbols "RELM" and "RELMW," respectively, but were delisted effective May 8, 2003 and are currently quoted on the over-the-counter Bulletin Board under the same symbols.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a unit warrant, and of a share of our common stock acquired upon exercise of a unit warrant, applies to you if you hold the unit warrant and any common stock acquired on exercise of the unit warrant as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended.

         This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

         o        a bank or a broker-dealer

         o        an insurance company;

         o        a pension or other employee benefit plan;

         o        a tax exempt organization or entity;

         o        a U.S. expatriate;

         o a trader in securities that elects mark-to-market accounting treatment;

         o a person holding unit warrants or common stock as a part of a hedging or conversion transaction or a straddle;

         o        a hybrid entity or an owner of interests therein; or

         o        a holder whose functional currency is not the U.S. dollar.

         In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a unit warrant or a share of our common stock acquired on exercise of a unit warrant and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO HOLDING AND DISPOSING OF A UNIT WARRANT OR A SHARE OF OUR COMMON STOCK AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

         If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a unit warrant or share of our common stock acquired on exercise of a unit warrant and you are:

         o        a citizen or individual resident of the United States;

         o a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

         o        an estate whose income is includible in gross income for U.S.
                  federal income tax purposes regardless of its source; or

         o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

         TAX TREATMENT OF UNIT WARRANTS. A U.S. Holder will not have a taxable event on exercise of a unit, except with respect to cash, if any, received in lieu of a fractional share. A U.S. Holder will have a tax basis in the share of our common stock received upon exercise of a unit warrant equal to the U.S. Holder's tax basis in the unit warrant surrendered, plus the amount of cash paid for the exercise price, adjusted for any fractional share for which cash is received. In the case of a U.S. Holder that purchased a unit warrant as part of a unit consisting of a share of our common stock and a unit warrant, the U.S. Holder's tax basis in the unit warrant will equal that portion of the purchase price of the unit that was allocated to the unit warrant based upon the relative fair market values of the share of our common stock and the unit warrant comprising the unit. In the case of a U.S. Holder that purchased a unit warrant separately, the U.S. Holder's tax basis in the unit warrant will be the purchase price therefor. A U.S. Holder generally will have a holding period in a share of our common stock acquired upon exercise of a unit warrant that commences on the date of exercise of the unit warrant.

         A U.S. Holder will recognize gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the unit warrant and the U.S. Holder's tax basis in the unit warrant. The gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant will be capital gain or loss if the common stock to which the unit warrant relates would be a capital asset in the hands of the warrant holder and will be long-term capital gain or loss if the holding period for the unit warrant exceeds one year.

         An adjustment to the exercise price of the unit warrants, or the failure to make an adjustment, may result in certain circumstances in a constructive distribution to the holders of the unit warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the unit warrants would increase by the amount of the dividend.

         TAX TREATMENT OF COMMON STOCK ACQUIRED ON EXERCISE OF A UNIT WARRANT. Cash distributed on our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the common stock, on a share-by-share basis, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in our common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on whether your holding period for that common stock is or is not more than one year.

         Corporate U.S. Holders of our common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on our common stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A that reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         If you sell or dispose of our common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the common stock. A U.S. Holder's tax basis in shares of our common stock acquired upon exercise of a unit warrant will be determined in the manner set forth in "--U.S. Holders --Tax Treatment of Unit Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gain -- the excess of a taxpayer's net long-term capital gain over short-term capital loss -- is subject to a maximum tax rate of 15%. The deductibility of capital losses is restricted, and capital losses generally may be used only to reduce capital gains to the extent thereof.

         INFORMATION REPORTING; BACKUP WITHHOLDING. We are required to furnish to record holders of our common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on our common stock.

         Certain U.S. Holders may be subject to backup withholding at the rate of 28% with respect to dividends paid on our common stock or with respect to proceeds received from a disposition of a unit warrant or a share of our common stock. Generally, backup withholding applies only if:

         o the payee fails to furnish a correct taxpayer identification number to the payer in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

         o the Internal Revenue Service notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

         o the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payer that withholding is required; or

         o the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

         Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to a refund or a credit against its actual tax liability for any amount withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

         The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S. Holder" is a beneficial owner of a unit warrant or share of our common stock acquired on exercise of a unit warrant that, for U.S. federal income tax purposes, is

         o        a nonresident alien individual;

         o a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

         o a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

         This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a unit warrant or share of our common stock through a partnership. A person who holds a unit warrant or share of our common stock through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means a dividend on our common stock or gain on a sale, exchange or retirement of a unit warrant or share of our common stock if the dividend or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

         TAX TREATMENT OF UNIT WARRANTS. The exercise of a unit warrant will not, be a taxable disposition of the unit warrant for the exercising Non-U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax upon a taxable disposition of a unit warrant, except as described in "Certain U.S. Federal Tax Consequences --Non-U.S. Holders --Taxable Disposition of a Unit Warrant or Share of Common Stock" below.

         An adjustment to the exercise price of the unit warrants, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the unit warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the unit warrant would increase by the amount of the dividend.

         DIVIDENDS ON COMMON STOCK. If a unit warrant has been exercised, a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax on dividends at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisers on their entitlement to benefits under a relevant income tax treaty. A Non-U.S. Holder of our common stock that claims the benefit of an income tax treaty rate generally is required to satisfy applicable certification and other requirements. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

         Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). To claim an exemption from withholding because a dividend is U.S. trade or business income, a Non-U.S. Holder must satisfy applicable certification and other requirements.

         TAXABLE DISPOSITION OF A UNIT WARRANT OR SHARE OF COMMON STOCK. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, redemption, lapse or other taxable disposition of a unit warrant or upon a sale, exchange or other taxable disposition of our common stock. However, you will be subject to U.S. federal income tax on the gain if:

         o the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate));

         o you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States; or

         o we are a "United States real property holding corporation" within the meaning of section 897(c) of the Internal Revenue Code, or we have been a United States real property holding corporation at any time during the shorter of the five year period ending on the date of your sale or other disposition and the period you have held the unit warrant or common stock that is sold or otherwise disposed of. We believe that we currently are not a United States real property holding corporation, and we do not anticipate becoming one. No assurance, however, can be provided that we will not become a United States real property holding corporation in the future.

         A Non-U.S. Holder's tax basis in a unit warrant and in a share of our common stock acquired upon exercise of a unit warrant will be determined in the same manner set forth in "Certain U.S. Federal Tax Consequences -- U.S. Holders -- Tax Treatment of Unit Warrants" above.

         FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death,

         o a unit warrant that is owned, or treated as owned, at the time of death may be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary; and

         o a share of our common stock will be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary.

         In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a unit warrant and a share of our common stock will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

         INFORMATION REPORTING; BACKUP WITHHOLDING. Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 28% on dividends paid to a Non-U.S. Holder of our common stock that is required to certify its Non-U.S. Holder status but fails to do so. The proceeds of a disposition of a unit warrant or a share of our common stock by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

GENERAL

         The shares of common stock underlying the unit warrants offered hereby are issuable upon the exercise of unit warrants that were issued by us in connection with a public rights offering, which we completed on March 22, 2002. We engaged Noble International Investments, Inc. as a standby underwriter for this rights offering.

         We offered units comprised of one share of our common stock and one warrant to purchase one share of our common stock, exercisable at $1.05 (as adjusted from $1.08 per share to give effect to our August, 2003 private sale of 500,000 shares of our common stock at $0.60 per share), at any time on or after February 12, 2003 until February 11, 2006.

         In the offering, we sold 2,775,000 units consisting of 2,775,000 shares of our common stock and warrants to purchase 2,775,000 shares of our common stock at a purchase price of $0.90 per unit. On May 17, 2002, Noble exercised its option to purchase 416,250 additional units (416,250 shares of our common stock and warrants to purchase 416,250 shares of our common stock) at a purchase price of $0.90 per unit to cover over-allotments.

         All of the shares of common stock underlying the unit warrants sold pursuant to this prospectus shall be sold by us, except that Noble may be assist us in soliciting the exercise of the unit warrants as described below under "--Warrant Solicitation Fees."

EXERCISE OF THE UNIT WARRANTS

         The warrants may be exercised upon surrender of the warrant certificate on or prior February 11, 2006, the expiration date of the unit warrants, at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed, as indicated, accompanied by payment of the full exercise price (by certified check payable to the warrant agent) for the number of unit warrants being exercised. See "Description of the Unit Warrants." American Stock Transfer & Trust Company is the transfer agent and registrar for the our common stock and the warrant agent for the warrants. However, our ability to sell the shares of our common stock underlying the unit warrants is subject to the continued effectiveness of the registration statement of which this prospectus is a part as well as the qualification of these shares of common stock for sale in the states and other jurisdictions where holders of the unit warrants reside. There can be no assurance that we will, at all times during the term of the unit warrants, be able to maintain such registration statement or qualification in effect, and in the event we are unable to do so, the unit warrants may not be exercisable by certain holders and may ultimately become worthless. If we are unable to qualify the shares of common stock underlying the unit warrants for sale in particular states or jurisdictions, holders of the unit warrants in those states or jurisdictions may have to sell the unit warrants unexercised (market conditions permitting) or allow the unit warrants to expire.

WARRANT SOLICITATION FEES

         We have agreed for a period of three years, commencing on February 12, 2003, to pay to Noble a warrant solicitation fee of 5% of the exercise price for each unit warrant exercised during the three year period, subject to Noble's compliance with the rules of the NASD.

         To the extent Noble engages in market making activities or solicited brokerage activities with regard to our shares of common stock, Noble will be prohibited under Regulation M of the Securities Exchange Act of 1934 before the solicitation or before the exercise of any warrant based upon a prior solicitation. As a result, Noble may be unable to continue to provide a market for our common stock during certain periods while the unit warrants are exercisable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. We will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the warrant agreement that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the warrants remain outstanding, we will furnish to the holders of any of the warrants and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

         We have filed a registration statement on Form S-1 with the SEC to register under the Securities Act the shares of our common stock issuable upon exercise of the warrants. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

         You may read and copy any document we file at the SEC's public reference rooms located in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Our reports are also available on our Internet Website at www.Relm.com as soon as practicable after we file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus. This information is available without charge upon written or oral request to:

                           Relm Wireless Corporation
                           7100 Technology Drive
                           West Melbourne, Florida  32904
                           (321) 984-1414
                           Attention:  Investor Relations

         You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the shares of our common stock issuable upon exercise of the unit warrants in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                  LEGAL MATTERS

         The validity of the shares of our common stock issuable upon the exercise of the unit warrants issued hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The consolidated financial statements, as of December 31, 2003 and 2002 and for the two years then ended, included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The consolidated statements of operations, stockholders' equity and cash flows of RELM Wireless Corporation for the year ended December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         On December 2, 2002, we dismissed Ernst & Young LLP as our independent accountant and on December 12, 2002 we engaged BDO Seidman LLP as our independent accountant to audit our financial statements for the year ending December 31, 2002. The decision to dismiss Ernst & Young LLP and engage BDO Seidman LLP was unanimously recommended by our audit committee and unanimously approved by our board of directors.

                            RELM WIRELESS CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Certified Public Accountants BDO Seidman LLP......................             F-2
     Report of Independent Certified Public Accountants Ernst & Young LLP....................             F-3
     Consolidated Balance Sheets as of December 31, 2003 and 2002............................          F-4 - F-5
     Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and
       2001..................................................................................             F-6
     Consolidated Statements of Changes in Stockholders' Equity for the years ended December
       31, 2003, 2002 and 2001...............................................................             F-7
     Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and
       2001..................................................................................             F-8
     Notes to Consolidated Financial Statements..............................................             F-9

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of RELM Wireless Corporation

We have audited the accompanying consolidated balance sheets of RELM Wireless Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RELM Wireless Corporation as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                         /s/ BDO Seidman LLP


Miami, Florida
February 13, 2004
except for Note 16, paragraph 3 (Legal Proceedings) as to which the date is March 1, 2004, and Note 13, paragraph 3, as to which the date is March 12, 2004

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
RELM Wireless Corporation

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of RELM Wireless Corporation for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of RELM Wireless Corporation for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                         /s/ Ernst & Young LLP

Jacksonville, Florida
March 1, 2002,
except for Note 13, paragraph 1, as to which the date is March 22, 2002

                            RELM WIRELESS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                                                           DECEMBER 31
                                                                          2003      2002
                                                                        -------------------

ASSETS
-------
Current assets:
           Cash and cash equivalents                                    $ 1,293     $ 1,631
           Trade accounts receivable (net of allowance for doubtful
           accounts of $61 in 2003 and $69 in 2002)                       2,880         765
           Inventories, net                                               5,698       7,862
           Prepaid expenses and other current                               374         310
                                                                        -------------------
Total current assets                                                     10,245      10,568

Property, plant and equipment, net                                        1,468       1,792
Debt issuance costs, net                                                    171         341
Other assets                                                                345         155
                                                                        -------------------
Total assets                                                            $12,229     $12,856
                                                                        ===================

See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                        (In Thousands, Except Share Data)

                                                                               DECEMBER 31
                                                                             2003        2002
                                                                          ----------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
        Current maturities of long-term debt                              $  3,150      $  1,970
        Accounts payable                                                       891         2,127
        Accrued compensation and related taxes                                 547           466
        Accrued warranty expense                                                82           103
        Accrued other expenses and other current liabilities                   302           168
                                                                          ----------------------
Total current liabilities                                                    4,972         4,834

Long-term debt                                                               1,272         3,150

Commitments and Contingencies
Stockholders' equity:
        Preferred stock; $1.00 par value; 1,000,000 authorized shares
        none issued or outstanding                                              --            --
        Common stock; $.60 par value; 20,000,000 authorized shares:
        9,073,085 and 8,540,088 issued and outstanding shares at
        December 31, 2003 and  2002, respectively                            5,443         5,123
        Additional paid-in capital                                          21,482        21,557
        Accumulated Deficit                                                (20,940)      (21,808)
                                                                          ----------------------
Total stockholders' equity                                                   5,985         4,872
                                                                          ----------------------
Total liabilities and stockholders' equity                                $ 12,229      $ 12,856
                                                                          ======================

See notes to  consolidated financial statements.

                            RELM WIRELESS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In Thousands, Except Share Data)

                                                         YEAR ENDED DECEMBER 31
                                                    2003          2002          2001
                                                  ------------------------------------
Sales                                             $ 19,728      $ 15,978      $ 22,809
Expenses:
      Cost of products                              12,112        11,760        16,190
      Selling, general & administrative              6,350         6,476         5,926
      Loss on notes receivable                          --         1,075            --
                                                  ------------------------------------
                                                    18,462        19,311        22,116
                                                  ------------------------------------

Operating income (loss)                              1,266        (3,333)          693
Other income (expense):
      Interest expense                                (442)         (456)         (579)
      Other income                                      57           158             8
                                                  ------------------------------------
Total other (expense)                                 (385)         (298)         (571)
                                                  ------------------------------------

Income (loss) before income taxes                      881        (3,631)          122

Income taxes                                           (13)           --            --
                                                  ------------------------------------
Net income (loss)                                 $    868      $ (3,631)     $    122
                                                  ====================================

Net income (loss) per share-basic:                $   0.10      $  (0.47)     $   0.02

Net income (loss) per share-diluted:              $   0.09      $  (0.47)     $   0.02

Weighted average shares outstanding - basic          9,002         7,787         5,346
                                                  ====================================
Weighted average shares outstanding - diluted        9,173         7,787         5,383
                                                  ====================================

See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In Thousands, Except Share Data)

                                                          ADDITIONAL
                                      COMMON STOCK         PAID-IN    ACCUMULATED
                                   SHARES      AMOUNT      CAPITAL      DEFICIT       TOTAL
                                 ------------------------------------------------------------

Balance at December 31, 2000     5,346,174     $3,207     $ 21,452      $(18,299)     $ 6,360

     Net income                         --         --           --           122          122
                                 ------------------------------------------------------------
Balance at December 31, 2001     5,346,174      3,207       21,452       (18,177)       6,482

     Public rights offering      3,191,250      1,915          106            --        2,021

     Other                           2,664          1           (1)           --           --

Net loss                                --         --           --        (3,631)      (3,631)

                                 ------------------------------------------------------------
Balance at December 31, 2002     8,540,088     $5,123     $ 21,557      $(21,808)     $ 4,872

     Common stock issued           500,000        300           --            --          300

        Common stock option
         exercises                  32,500         20           (2)           --           18

        Fees for registration
         of shares                      --         --          (73)           --          (73)

        Other                          497         --           --            --           --

     Net income                         --         --           --           868          868

                                 ------------------------------------------------------------
Balance at December 31, 2003     9,073,085     $5,443     $ 21,482      $(20,940)     $ 5,985
                                 ============================================================

See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                YEAR ENDED DECEMBER 31
                                                             2003        2002         2001
                                                           ---------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                          $   868      $(3,631)     $   122
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
   Loss on notes receivable                                     --        1,075           --
    Allowance for doubtful accounts                             (8)      (1,471)         (15)
    Inventories reserve                                        200          283          341
   Write down of investment banking agreement                   --          120           (8)
   Write down of technology agreement                           --          211           --
   Allowance for note receivable                                35           --           --
   Depreciation and amortization                               675          787        1,056
   Change in operating assets and liabilities:
     Accounts receivable                                    (2,107)       4,303          130
     Inventories                                             1,964          816         (362)
     Accounts payable                                       (1,237)      (1,043)        (431)
     Prepaid expenses and other current                        (63)         (13)         (76)
     Other assets                                             (243)         222          (70)
     Accrued compensation and related taxes                     81          (66)         171
     Accrued warranty expense                                  (21)          24         (225)
     Accrued other expenses and other current liabilities      134          (83)        (341)
                                                           ---------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                          278        1,534          292
                                                           ---------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                    (170)        (157)         (87)
Payment for technology agreement                                --         (125)          --
Collections on notes receivable                                  7            9           13
Proceeds from disposals of facility and equipment               --            2            2
                                                           ---------------------------------
Cash used in investing activities                             (163)        (271)         (72)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt and capital lease obligations                 --          (10)        (748)
Proceeds from issuance of common stock                         318           --           --
Net increase (decrease) in revolving credit lines             (698)      (1,978)         655
Fees for registration of shares                                (73)          --           --
Rights offering                                                 --        2,021           --
                                                           ---------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES               (453)          33          (93)
                                                           -------      -------      -------

Increase (decrease) in cash                                   (338)       1,296          127
Cash and cash equivalents, beginning of year                 1,631          335          208
                                                           ---------------------------------
Cash and cash equivalents, end of year                     $ 1,293      $ 1,631      $   335
                                                           =================================

SUPPLEMENTAL DISCLOSURE
Interest paid                                              $   442      $   476      $   579
                                                           =================================

See notes to consolidated financial statements.

                            RELM Wireless Corporation
                                December 31, 2003
                   Notes to Consolidated Financial Statements
                (in Thousands, Except Share Data and Percentages)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company's primary business is the designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios and base station components and subsystems, which are sold to the government and business and industrial markets. The Company has only one reportable business segment.

PRINCIPLES OF CONSOLIDATION

The accounts of the Company and its subsidiary have been included in the accompanying consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES

Inventories are stated at the lower of cost (determined by the average cost method) or market. Shipping and handling costs are classified as a component of cost of products in the consolidated statements of operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations for the period.

Depreciation is generally computed on the straight-line method using lives of 3 to 10 years on machinery and equipment and 5 to 30 years on buildings and building improvements.

IMPAIRMENT OF LONG-LIVED ASSETS

Management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets which considers the discounted future net cash flows. During 2002, the Company recorded the following asset impairments.

On May 12, 2000, the Company engaged an investment banking firm. In connection with the engagement, the Company granted warrants to JMS, valued at $226 to purchase 166,153 shares of the Company's common stock at an aggregate purchase

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 was $120. During the fourth quarter of 2002, the Company was notified that JMS had closed its New York office, and the firm no longer employed the principals who handled the Company's account. Therefore, the Company did not anticipate receiving further services under this agreement. Accordingly, the Company elected to write-off the remaining value of the warrants totaling approximately $120 during the fourth quarter of 2002.

In March 1998, the Company entered into an agreement with Racal Communications, Inc. (presently known as "Thales") which, among other things, licensed the Company to use Thales' digital APCO project 25-compliant technology under specified terms and conditions. The cost of the technology license was $300 and was being amortized over a period of eight years. The Company has since developed its own APCO project 25-compliant digital technology, which was completed in the fourth quarter 2002. Consequently, the Company does not anticipate utilizing the technology provided for by its agreement with Racal. Accordingly, the Company elected to write-off the remaining value of the technology agreement totaling $211 during the fourth quarter of 2002.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible. The Company also records additional allowance based on certain percentages of the Company's aged receivables, which are determined based on historical experience and the Company's assessment of the general financial conditions affecting the Company's customer base. If the Company's actual collections experience changes, revisions to the Company's allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In addition, with respect to notes receivable, the Company stops accruing interest when collection of a note becomes doubtful. Based on the information available, management believes the allowance for doubtful accounts as of December 31, 2003 is adequate.

REVENUE RECOGNITION

Sales revenue is recognized as goods are shipped, except for sales to the U.S. Government, which are recognized when the goods are received.

INCOME TAXES

Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Realization of deferred tax assets associated with federal and state net operating loss carry-forwards ("NOLs") is dependent upon generating sufficient taxable income prior to their expiration. The Company believes that there is a risk that these NOLs may expire unused and accordingly, has established a valuation reserve against them in full.

CONCENTRATION OF CREDIT RISK

The Company is in the business of designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios, base station components and subsystems. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 2003 and 2002, accounts receivable from governmental customers were approximately $2,183 and $125, respectively. Receivables generally are due within 30 days. Credit losses relating to customers in the land mobile radios, base station components and subsystems industry consistently have been within management's expectations and are comparable to losses for the portfolio as a whole.

The Company primarily maintains cash balances at one financial institution. Accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100. From time to time, the Company had cash in financial institutions in excess of federally insured limits. As of December 31, 2003, the Company had cash in excess of FDIC limits of approximately $1,236.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's management believes that carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximates fair value because of the short-term nature of these financial instruments. The fair value of short-term and long-term debt approximates market, as the interest rates on these financial instruments approximate current rates available to the Company.

ADVERTISING COSTS

The cost for advertising is expensed as incurred. The total advertising expense for 2003, 2002, and 2001 was $241, $202, and $188, respectively.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

ENGINEERING, RESEARCH AND DEVELOPMENT COSTS

Included in selling, general and administrative expenses for 2003, 2002, and 2001 are research and development costs of $1,455, $1,865, and $1,359, respectively.

STOCK BASED COMPENSATION

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123." This Statement amends methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ended after December 15, 2002 and are included in the Notes to Consolidated Financial Statements.

The Company accounts for stock options issued using the intrinsic value method and, accordingly, no compensation cost has been recognized for stock options granted as such options granted had an exercise price greater than or equal to the market value of the underlying common stock on the date of the grant. If the Company determined compensation cost based on the fair value of the options at the grant date, the Company's net income (loss) and basic and diluted net income
(loss) per common share would have reflected the pro forma amounts shown below:

                                                                    YEAR ENDED DECEMBER 31
                                                             2003              2002          2001
                                                             ------------------------------------
         Net income (loss) as reported                       $868            $(3,631)        $122
         ----------------------------------------------------------------------------------------
         Add: Stock-based employee compensation                --                 --           --
         expense included in reported net income,
         net of related tax effects
         ----------------------------------------------------------------------------------------
         Deduct: Total stock-based employee                   (84)              (676)        (620)
         compensation expense determined under fair
         value based method for all awards, net of
         related tax effects
                                                             ------------------------------------
         Pro-forma net income (loss)                         $784            $(4,307)       $(498)
                                                             ====================================
         EARNINGS PER SHARE:
         ----------------------------------------------------------------------------------------

         ----------------------------------------------------------------------------------------
         Basic--as reported                                 $0.10             $(0.47)       $0.02
                                                            =====             ======       ======
         Basic--pro forma                                    0.09              (0.55)       (0.09)
                                                            =====             ======       ======
         Diluted--as reported                                0.10              (0.47)        0.02
                                                            =====             ======       ======
         Diluted--pro forma                                 $0.09             $(0.55)      $(0.09)
                                                            =====             ======       ======
         ----------------------------------------------------------------------------------------

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share amounts are computed and presented for all periods in accordance with SFAS No. 128, Earnings per Share.

COMPREHENSIVE INCOME (LOSS)

Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company is required to report comprehensive income (loss) and its components in its financial statements. The Company does not have any significant components of other comprehensive income (loss) to be reported under SFAS No. 130. Total comprehensive income (loss) is equal to net income (loss) reported in the financial statements.

PRODUCT WARRANTY

The Company offers two-year warranties to its customers depending on the specific product and terms of the customer purchase agreement. The Company's typical warranties require it to repair and replace defective products during the warranty period at no cost to the customer. At the time the product revenue is recognized, the Company records a liability for estimated costs under its warranties. The costs are estimated based on historical experience. The Company periodically assesses the adequacy of its recorded liability for product warranties and adjusts the amount as necessary.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of Statement 146 did not have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003 the FASB issued FASB Staff Position No. FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities," which defers the implementation date for public entities that hold an interest in a variable interest entity or potential variable interest entity from the first fiscal year or interim period beginning after June 15, 2003 to the end of the first interim or annual period ending after December 15, 2003. This deferral applies only if 1) the variable interest entity was created before February 1, 2003 and 2) the public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46, other than disclosures required by paragraph 26 of FIN 46. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R"), which clarifies and interprets certain provisions of FIN 46, without changing the basic accounting model of FIN 46. The adoption of FIN 46 and FIN 46R did not have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after September 30, 2003, except as stated within the statement, and should be applied prospectively. SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable noncontrolling (minority) interests which on October 29, 2003, the FASB decided to defer indefinitely. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

2.  RESOLUTION OF GOING CONCERN UNCERTAINTIES

The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the year ended December 31, 2002, the Company suffered a substantial net loss and was in default of its then revolving line of credit. These conditions raised substantial doubt at that time about the Company's ability to continue as a going concern.

During the year ended December 31, 2003, the Company realized net income of approximately $900, or $0.09 per diluted share, and obtained a new $2.5 million revolving line of credit with a new lender (see Note 8 Debt). In February 2004, the new revolving line of credit's credit limit was increased by $1 million to $3.5 million and the maturity date was extended to January 1, 2005. The Company is in compliance with all terms, conditions and covenants of its new credit agreement as of December 31, 2003. Accordingly, the line of credit has been classified as a long-term liability in the accompanying consolidated balance sheet at December 31, 2003.

Additionally, the Company brought several new products to market during 2003, which contributed to increased sales in 2003 compared to 2002. Also, manufacturing and selling, general and administrative expenses were reduced. The Company's business plans for 2004 and beyond anticipate that operations will generate sufficient working capital to enable the Company to continue as a going concern.

3.  INVENTORIES

Inventory, which is presented net of allowance for obsolete and slow moving inventory, consisted of the following:


                                        DECEMBER 31
                                  2003              2002
                                 -------------------------

         Finished goods          $3,052             $4,948
         Work in process            743                507
         Raw materials            1,903              2,407
                                 -------------------------
                                 $5,698             $7,862
                                 =========================

The allowance for obsolete and slow moving inventory is as follows:

                                               YEAR ENDED DECEMBER 31
                                       2003             2002              2001
                                       -----------------------------------------

         Balance, beginning of year    $2,602           $2,319            $1,978
         Charged to cost of sales         200              283               341
                                       -----------------------------------------
                                       $2,802           $2,602            $2,319
                                       =========================================

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts is composed of the following:

                                                  YEAR ENDED DECEMBER 31
                                             2003         2002           2001
                                             ---------------------------------

         Balance, beginning of year           $ 69        $ 1,540       $1,555
         Provision for doubtful accounts        17            (26)          --
         Uncollectible accounts written off    (25)        (1,445)         (15)
                                             ---------------------------------
                                              $ 61        $    69       $1,540
                                             =================================

5.  DEBT ISSUANCE COSTS

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The debt issuance costs included grants to Simmonds Capital Limited of 50,000 shares of the Company's stock valued at $163 and warrants to purchase 300,000 shares of the Company's common stock valued at $409. The warrants have a five-year term and an exercise price of $3.25 per share. The debt issuance costs, which totaled $817, are being amortized on a straight-line basis over the life of the notes (5 years). Accumulated amortization at December 31, 2003 and 2002 was $647 and $476, respectively.

The warrants contain provisions that protect the warrant holders against dilution should the Company issue shares of common stock at a price less than the warrants' exercise price then in effect. These provisions provide for an adjustment in the warrants' exercise price and the number of shares into which the warrants may be exercised. On two occasions, in March 2002 and August 2003 the Company issued shares of stock at a price below the warrants' exercise price then in effect. Accordingly, the exercise price of the warrants has been adjusted to $1.88, which was the effective exercise price as of December 31, 2003.

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment as of December 31, 2003, and 2002 includes the following:

                                                 2003              2002
                                                -------------------------

         Leasehold improvements                 $   109            $   98
         Machinery and equipment                  8,861             8,702
         Less accumulated depreciation           (7,502)           (7,008)
                                                -------------------------
         Net property, plant and equipment      $ 1,468            $1,792
                                                =========================


Depreciation expense for 2003, 2002, and 2001 was $493, $519, and $761, respectively. During 2002 the Company exercised bargain purchase options

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

pursuant to certain capital lease agreements. The net book value of the equipment to which these leases pertained was zero as of December 31, 2002. Accordingly the original cost of the equipment ($2,202) and its accumulated depreciation ($2,202) were reclassified from equipment under capital leases to Property, Plant and Equipment.

7.  NOTES RECEIVABLE

In April 2002, we became aware that the purchaser of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, management evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the amount owed in the first quarter 2002.

During 2002, the purchaser of the Company's former specialty manufacturing subsidiary, ceased making payments in accordance with a note receivable. The original amount of the note was approximately $355. As of December 31, 2002 the amount due under the note is approximately $175 plus accrued interest. This note resulted from a 1997 agreement for the sale of the assets of our former specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters of 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, the Company started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, management believes that the Company will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

8.  DEBT

Long term debt consists of the following:

                                                                                       DECEMBER 31
                                                                                     2003        2002
                                                                                   --------------------

         Line of credit (interest rate is Prime Rate plus 2%, the
           minimum rate is 6.25%)                                                  $ 1,272      $ 1,970
         Convertible subordinated note, matures 2004, interest only payment at 8% per annum through December 31, 2004, at
            which time principal is due                                              3,150        3,150
                                                                                   --------------------
         Total debt                                                                  4,422        5,120
         Less current portion                                                       (3,150)      (1,970)
         Long-term debt                                                            $ 1,272      $ 3,150

On August 29, 2003, we established a revolving line of credit with a new lender. The credit agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets,

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share. The proceeds of the transaction were used to pay off our previous revolving credit facility and to provide working capital for use in executing our business plans, including the expansion of our digital product line. The credit agreement contains certain covenants with which we must comply. As of December 31, 2003 we were in compliance with all such covenants. As of December 31, 2003 we had approximately $1.2 million in available unused credit on the facility. In February 2004, our lender increased the credit facility by $1 million and the maturity date was extended to January 1, 2005.

The Company issued convertible subordinated notes through a private placement on March 16, 2000 for $3,250. The amount currently due under the notes totals $3,150. The notes require interest only payments at 8% per annum through December 31, 2004, at which time the principal amount becomes due. At the time of issuance, the notes were convertible into shares of RELM common stock at $3.25 per share. The notes contain provisions that protect the purchasers of the notes against dilution should the Company issue shares of common stock at a price less than the notes' conversion price then in effect. These provisions provide for an adjustment in the notes' conversion price and the number of shares into which the notes may be converted. On two occasions, March 22, 2002 and August 29, 2003, the Company issued shares of stock at a price below the notes' conversion price then in effect. Accordingly, the conversion price of the notes has been adjusted to $1.88, which was the effective conversion price as of December 31, 2003.

9.  LEASES

The Company leases its facility in West Melbourne, Florida under a long-term operating lease, which expires on June 30, 2005. In May 2002, the Company leased a 3.8 thousand square feet of office space in Lawrence, Kansas, to accommodate the expansion of its digital engineering team. This lease expires on April 30, 2005. At December 31, 2003, the future minimum lease payments for operating leases are as follows: $435 in 2004 and $213 in 2005.

Total rental expense for 2003, 2002, and 2001 were $417, $398, and $375, respectively.

10. INCOME TAXES

A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

                                                            2003             2002              2001
                                                         ------------------------------------------

         Statutory U.S. income tax rate                    34.00%           (34.00)%          34.00%
         States taxes, net of federal benefit               3.63%            (3.63)%           4.35%
         Permanent differences                              0.90%             0.21%            6.77%
         Change in valuation allowance                   (140.95)%           62.19%          (15.09)%
         Change in net operating loss
         carryforwards and tax credits                     73.03%               --               --
         Other                                             30.88%           (24.77)%         (30.03)%
                                                         ------------------------------------------
         Effective income tax rate                          1.49%             0.00%            0.00%
                                                         ==========================================

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

The components of the deferred income tax assets (liabilities) are as follows:

                                                        DECEMBER 31
                                                     2003         2002
                                                   ----------------------
         Deferred tax assets:
            Operating loss carryforwards           $ 12,028      $ 13,174
         Tax credits                                     65           129
             Section 263A costs                         129           195

            Asset reserves:
              Bad debts                                  36            96
              Inventory reserve                       1,054           979
            Accrued expenses:
              Compensation                               89           103
              Accrued settlement                         53            --
              All other                                  33            24
                                                   ----------------------
         Total deferred tax assets                   13,487        14,700

         Deferred tax liabilities:
            Depreciation                               (316)         (286)
                                                   ----------------------
         Total deferred tax liabilities                (316)         (286)
                                                   ----------------------
         Subtotal                                    13,171        14,414

         Valuation allowance                        (13,171)      (14,414)
                                                   ----------------------
         Net deferred tax assets (liabilities)     $     --      $     --
                                                   ======================

For tax purposes, the Company, at December 31, 2003, has federal and state net operating loss carryforwards of approximately $33,506 and 17,524, respectively. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010. During 2003 and 2002 the Company utilized $1,056 and $0, respectively, of its net operating loss carryforwards.

In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its consolidated balance sheet and does not believe it has met the more likely than not criteria; therefore the Company has established a valuation allowance in the amount of $13,171 against its net deferred tax assets at December 31, 2003.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

The decrease in the total valuation allowance for the year ended December 31, 2003 was $1,243 and relates to the Company's expectations regarding utilization of its net deferred tax assets, including available net operating loss and tax credit carryforwards. The increase in the total valuation allowance for the year ended December 31, 2002 was $2,195 and relates primarily to an increase in available net operating loss carryforwards as a result of the Company's net loss during 2002.

For the year ended December 31, 2003, the Company incurred $13 in alternative minimum tax expense in connection with the federal limitation on alternative tax net operating loss carryforwards.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.

11.  INCOME (LOSS) PER SHARE

The following table sets the computation of basic and diluted loss per share:

                                                                             YEAR ENDED DECEMBER 31
                                                                       2003           2002            2001
                                                                    ------------------------------------------
         Numerator:
            Net income (loss) (numerator for basic and diluted
              earnings (loss) per share)                            $      868     $    (3,631)     $      122

         Denominator:
            Denominator for basic earnings per share-weighted
              average shares                                         9,001,660       7,787,230       5,346,174
            Denominator for diluted earnings per share-weighted
              average shares                                         9,172,650       7,787,230       5,383,452
         Basic income (loss) per share                              $     0.10     $     (0.47)     $     0.02
                                                                    ------------------------------------------
         Diluted income (loss) per share                            $     0.09     $     (0.47)     $     0.02
                                                                    ==========================================

A total of 1,675,531 shares related to convertible debt are not included in the computation of earnings per share for 2003; and a total of 7,295,968 shares related to options and warrants and convertible debt are not included in the computation of loss per share for 2002 because to do so would have been anti-dilutive for these periods.

12.  STOCK OPTION AND OTHER STOCK OPTION PLANS

The Company has two plans whereby eligible officers, directors and employees can be granted options for the future purchase of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

The following table summarizes information about fixed stock options outstanding at December 31, 2003:

                                                  SHARES        OPTION        WEIGHTED AVERAGE
                                               UNDER OPTION  PRICE PER SHARE   EXERCISE PRICE
                                               -----------------------------------------------
         Balance at December 31, 2000            959,666      $0.406-4.06         2.40
         Options granted                         527,500        0.99-1.10         1.06
         Options expired or terminated           (78,666)       2.56-4.00         2.88
                                               -----------------------------------------------
         Balance at December 31, 2001          1,408,500       0.406-4.06         1.84
         Options granted                          90,000        0.61-1.10         0.94
         Options expired or terminated           (80,000)       1.00-4.06         2.36
                                               -----------------------------------------------
         Balance at December 31, 2002          1,418,500        0.61-3.06         1.76
         Options granted                         125,000        0.26-1.14         0.41
         Options exercised                       (32,500)      0.406-1.00         0.54
         Options expired or terminated          (147,000)       1.00-3.06         2.23
                                               -----------------------------------------------
         Balance at December 31, 2003          1,364,000      $0.26-$3.06     $   1.67
                                               ===============================================

         Exercisable at December 31, 2003      1,234,250      $0.26-$3.06     $   1.71
                                               ===============================================

At December 31, 2003, 336,000 unissued options were available under the two plans.

The weighted average contractual life of stock options outstanding as of December 31, 2003, 2002, and 2001 was 7, 7.3, and 8 years, respectively. Generally, employee options have a 10-year life and vest over a 4-year period from grant date. Director options have a five-year life and vest in eleven months from the grant date.

At December 31, 2003, 1,364,000 shares of common stock were reserved for issuance under outstanding options and 336,000 shares of common stock were reserved for the granting of additional options. In addition, 4,552,892 shares of common stock were reserved for issuance under warrants and 1,675,531 shares of common stock were reserved for issuance under convertible debt instruments.

The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $0.26, $0.62 and $0.74 respectively, using the Black-Scholes option- pricing method. The following weighted-average assumptions were utilized:

                                                YEAR ENDED DECEMBER 31
                                               2003      2002       2001
                                              --------------------------
         Black Scholes Pricing Assumptions:
            Expected volatility               99.3%      49.6%     96.7%
            Risk free interest rate            2.3%      3.0%       4.3%
            Expected dividends                 None      None       None
            Expected life in years              4          4         4

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

13.  EQUITY

On March 22, 2002, the Company closed a public rights offering. The purpose of the offering was to provide working capital, which among other things, will be utilized to speed the development of the Company's new APCO Project 25-compliant digital products and capabilities. The securities offered were "units"priced at $.90 per unit. A unit was comprised of one share of RELM common stock and one warrant to purchase one share of RELM common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006. The exercise price of the warrants has been reduced to $1.05 per share as a result of the issuance of common stock related to the company's new credit facility and anti-dilution provisions contained in the warrants. Units were offered initially to RELM's equity holders in the form of a rights offering. The "right" allowed investors in the offering to purchase units at a 10% discount to the market price of a share of common stock.

Noble was engaged as the standby underwriter for this offering. The units were offered to the public pursuant to a registration statement that was declared effective by the Securities and Exchange Commission (SEC) on February 11, 2002. The offering resulted in the sale of 2,775,000 shares of common stock and warrants to purchase 2,775,000 shares of common stock. The offering generated $1,695 in net proceeds. On May 17, 2002, Noble exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments. The Company received approximately $326 in net proceeds from the purchase of these additional units.

The exercise price of the common stock purchase warrants has been reduced to a share rice of $1.05 from $1.08 as a result of the issuance of common stock related to the Company's new credit facility and anti-dilution provisions contained in the warrants. Additionally, the Company may call the common stock purchase warrants at $0.10 each when the market price of the Company's common stock exceeds 150% of the exercise price($1.575) for 20 consecutive trading days. The price of the Company's common stock currently meets this criteria and the Company can call the common stock purchase warrants if we elect to do so. If all the common stock purchase warrants are exercised, the Company will receive net proceeds of approximately $3.2 million. As of March 12, 2004, 376,611 shares of common stock had been issued as a result of the exercise of common stock purchase warrants, generating approximately $376,000 in net proceeds.

In August 2003, the Company established a revolving line of credit with a new lender. Concurrent with the transaction, three funds affiliated with the Company directly purchased an aggregate of 500,000 shares of our common stock at $0.60 per share, which was the closing market price on the date the transaction was approved.

In 2003, a total of 32,500 shares of the Company's common stock were issued as a result of the exercise of employee stock options.

The Company had no shares of its $1.00 par value preferred stock issued as of December 31, 2003 and 2002.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

14.  SIGNIFICANT CUSTOMERS

Sales to the United States government and to foreign markets as a percentage of the Company's total sales were as follows for the year ended December 31:

                              2003             2002              2001
                              ---------------------------------------

         U.S.  Government     50%               39%              44%
         Foreign markets       6%               6%                4%

Sales to the United States Government represented approximately 50%, 39% and 44% of our total sales for the years ended December 31, 2003 and 2002, and 2001, respectively. These sales were primarily to the USFS, DOI and the CECOM. Sales to the USFS represented approximately 27%, 22%, and 34% of total sales for the years ended December 31, 2003, 2002, and 2001, respectively. For the year ended December 31, 2003, sales to the DOI represented approximately 12% of total sales. For the year ended December 31, 2003 and 2002 we had no sales to CECOM because our contract expired in 2001. However, sales to CECOM for the years ended December 31, 2001 represented approximately 10% of total sales.

In 1998, the Company was awarded portions of the USFS contract. This contract expired in September 2001. Earlier in 2001, bids for a new contract were solicited, and the Company was awarded the contract for portable radios and base stations. The contract was for a period of one year with options for three additional years, and did not specify a minimum purchase. In December 2002, the Company was awarded a new contract with similar terms. It continues to include the portable radios and repeaters that were on the previous contract. Additionally, it includes the Company's GMH mobile radio that was not on the previous contract. The new contract is for one year with two additional option years.

In 1996, the Company was awarded a contract to provide land mobile radios to CECOM. This contract was for a term of five years with no specified minimum purchase requirement. The contract expired in 2001.

15.  PENSION PLANS

The Company sponsors a participant contributory retirement (401K) plan, which is available to all employees. The Company's contribution to the plan is either a percentage of the participants salary (50% of the participants contribution up to a maximum of 6%) or a discretionary amount. In 2003 the Company elected to not contribute to the participants' retirement plan. In 2002 and 2001 total contributions made by the Company were $78 and $69, respectively.

16.  COMMITMENTS AND CONTINGENCIES

ROYALTY COMMITMENT

In 2002, the Company has entered into a technology license related to its development of digital products. Under this agreement, the Company is obligated

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

to pay a royalty for each product sold that utilizes the technology covered by this agreement. The Company paid $6 and $0 in 2003 and 2002, respectively. The agreement has an indefinite term, and can be terminated by either party under certain conditions.

LIABILITY FOR PRODUCT WARRANTIES

Changes in the Company's liability for product warranties during the years ended December 31, 2003 and 2002 are as follows:

                    Balance at     Warranties      Warranties       Balance at
                    Beginning      Issued          Settled          End
                    of year                                         of year
                    -------------------------------------------------------
         2003       $ 103          38              (59)             $82

         2002       $ 79           103             (79)             $103

LEGAL PROCEEDINGS

In 1993, a civil action was brought against us by a plaintiff to recover losses sustained on the note of a former affiliate totaling $1.7 million plus interest at 12% per annum. The plaintiff alleged violations of federal security and other laws by us in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by us and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, we filed motions for summary judgment to dismiss those complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by us and one of our directors. The lone remaining claim sought damages against us for non-payment of the note. We contended that this note was canceled and released for fair consideration in 1993 and that there was no basis in law or fact for the liquidator's claim. On March 1, 2004, we reached a settlement agreement. Under the terms of the settlement, we will pay to the plaintiff cash totaling $120,000 and issue 6,452 shares of restricted RELM common stock valued at the closing price on March 1, 2004. Consequently, we recognized a one-time charge of $140,000 in the fourth quarter 2003. The settlement is subject to the execution by both parties of a written agreement and release.

In February 12, 1999, we initiated collection and legal proceedings in Sao Paulo, Brazil, against its Brazilian dealer, Chatral, for failure to pay for product shipments totaling $1.4 million which has been fully reserved in a prior year. In April 2001, the Brazilian court ordered us to post security with the court totaling approximately $300 in the form of cash or a bond in order for the case to proceed. We elected not to post security. Consequently, the case was involuntarily dismissed. On December 8, 1999, Chatral filed a counter claim against us alleging damages totaling $8 million as a result of our discontinuation of shipments to Chatral. On September 11, 2002 we agreed to a joint stipulation of dismissal under which all claims between the parties were released.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

Heath & Company filed a suit against RELM Wireless Corporation and RELM Communications, Inc. in the United States District Court for the District of Massachusetts in early 2001 year for breach of contract, misrepresentation and unfair trade practices. Pursuant to a Memorandum and Order dated April 24, 2001, most of Heath's claims were dismissed. The court ruled as a matter of law that a fact finder must determine whether RELM Communications withheld information it knew to be essential to the Plaintiff and whether it did so in a bad faith attempt to withdraw from a brokerage agreement. On March 21, 2002, the parties settled the matter for payment to Heath of $33.

On December 20, 2000, a products liability lawsuit was filed in Los Angeles Superior Court in Los Angeles, California. Although the Company was not named in the suit, one of the defendants had purchased all or substantially all of the assets of a RELM affiliate. As part of the asset sale, the asset purchase agreement contained indemnification provisions, which could result in liability for us. On October 23, 2001, the purchaser of the assets of our former affiliate served us with a claim for indemnification under a provision of the asset purchase agreement. In June 2002, we were released from this matter.

In June 1997, substantially all of the assets of a RELM specialty-manufacturing subsidiary were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, one indemnification claim is pending against us. On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas. RELM Wireless Corporation, RELM Communications, Incorporated, and the purchaser of the assets of our former specialty-manufacturing subsidiary are named defendants in these lawsuits. We have insurance coverage for these matters. The initial case was settled in February 2004 by the insurance companies involved, including ours. We did not incur any costs or liabilities related to the settlement. Counsel for our insurer is continuing to vigorously defend the remaining claim. Counsel believes we have meritorious defenses and the likelihood of an unfavorable outcome is remote.

During 2002, the purchaser of the assets of our former specialty-manufacturing subsidiary ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of the assets of our specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we have maintained the valuation reserve for the entire principal amount ($175) of the note that was established in 2002.

In April 2002, we learned that the purchaser of the assets of our former paper-manufacturing subsidiary had ceased operations. The purchaser owes us $900 plus accrued interest under the terms of two secured promissory notes, and has defaulted on its obligations to make principal and interest payments. The Chief

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

Executive Officer of the purchaser personally guaranteed the debt. Our security interest is subordinated to the security interest granted to the purchaser's senior lender. In connection with the sale of the subsidiary in 1997, we took back a secured promissory note from the purchaser in the initial aggregate principal amount of $2.4 million. In December 2000, the terms of the original promissory note were modified and we received a principal payment of $700 plus accrued interest of approximately $166. After this payment, the remaining principal amount due on the original note was $900. Also, as part of the modification agreement, the original note was replaced by two secured promissory notes, one in the principal amount of $600 and the other in the principal amount of $300. The $600 note was payable in ten annual installments starting on April 2, 2002. The $300 note was payable in five annual installments starting on January 1, 2003. Interest on both notes accrued at 2.75% over the prime rate and was payable, in the case of the $600 note, in annual installments, and, in the case of the $300 note, in semi-annual installments. The $600 note was subject to a standby creditor's agreement under which principal and interest payments on the note were contingent upon the purchaser achieving a certain debt service coverage ratio and the absence of any uncured defaults on other loans or agreements of the purchaser. As security for both notes, the purchaser has granted to us a lien and security interest in certain collateral. Our security interest, however, is subordinated to the security interest granted to the purchaser's senior lender. In addition, the Company was subject to a standstill agreement with the senior lender. A principal of the purchaser guaranteed the prompt and complete payment of both notes when due. Both notes were subject to forbearance fee payment agreements with both the purchaser and the guarantor under which additional amounts may be payable to us if there is a merger, sale or change of control of the purchaser and if the notes are not paid in full by certain dates. In December 2002, the purchaser's senior lender notified us that they had sold the purchaser's assets for $200. This amount was not sufficient to provide any recovery of amounts owed to us under the notes. In February 2003, with the assistance of counsel, we initiated legal proceedings against the guarantor. In October, 2003 we were awarded a judgment against the guarantor in the amount of $1.0 million. We have not been able to ascertain the financial position of the guarantor or evaluate his ability to pay the debt. Accordingly, we have maintained the valuation reserve for the entire principal amount ($900) of the two promissory notes that was established in the first quarter 2002.

In addition, the Company is involved in various claims and legal actions arising in the ordinary course of its business. It is the opinion of management that the ultimate disposition of these matters would not have a material effect upon the Company's consolidated financial position or results of operations.

                            RELM Wireless Corporation
                                December 31, 2003
             Notes to Consolidated Financial Statements (continued)
                (in Thousands, Except Share Data and Percentages)

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is summarized below:

                                                           QUARTERS ENDED
                                        MARCH 31       JUNE 30     SEPTEMBER 30    DECEMBER 31
                                          2003           2003          2003           2003
                                        ------------------------------------------------------
FISCAL 2003
Sales                                     $3,596         $5,231         $5,000         $5,901
Gross profit                               1,077          1,765          1,991          2,783
Net income (loss)                           (377)           122            291            832
Earnings (loss) per share-basic            (0.04)          0.01           0.03           0.09
Earning  (loss) per share-diluted          (0.04)          0.01           0.03           0.08

                                                           QUARTERS ENDED
                                        MARCH 31       JUNE 30     SEPTEMBER 30    DECEMBER 31
                                          2002           2002          2002           2002
                                        ------------------------------------------------------
FISCAL 2002
Sales                                     $4,733         $4,950         $3,979         $2,316
Gross profit                               1,355          1,538          1,157            168
Net income (loss)                         (1,016)             3           (395)        (2,223)
Earnings  (loss) per share-basic           (0.18)          0.00          (0.05)         (0.26)
Earnings  (loss) per share-diluted         (0.18)          0.00          (0.05)         (0.26)

In the fourth quarter 2003, we recognized an expense totaling $140 related to the settlement of a legal matter discussed in Note 16, Commitments and Contingencies.

In the fourth quarter 2002, the Company recorded adjustments that increased its net loss by approximately $984 to reflect, (i) the adjustment of inventories for slower moving items ($283), (ii) the provision for an uncollectible note receivable from the purchaser of the Company's former specialty-manufacturing subsidiary ($175), (iii) the write-off of the remaining book value of a technology agreement ($211), (iv) the write-off of the remaining book value of an investment banking agreement ($120), and (v) severance and other costs pertaining the reorganization of the Company's sales and marketing efforts ($195).

Additionally, sales for the fourth quarter of 2002 declined by $3.4 million (59.2%) compared to the same period in the prior year. Consequently, the Company was unable to absorb manufacturing overhead or cover other fixed costs ($1,240).

================================================================================





                                      RELM
                              WIRELESS CORPORATION

                               2,982,859 SHARES OF

                                  COMMON STOCK


                    UNDERLYING COMMON STOCK PURCHASE WARRANTS



                     ======================================
                                   PROSPECTUS
                     ======================================

                                 APRIL 21, 2004


================================================================================

         We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.


================================================================================